Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-202378

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Offering Price	Registration Fee(1)
7.750% Senior Notes due 2024	$1,000,000,000	$115,900
Guarantee of 2024 Notes(2)	—	—
Total	$1,000,000,000	$115,900

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 27, 2015)

Noble Holding International Limited

$1,000,000,000 7.750% Senior Notes due 2024

Unconditionally Guaranteed by

Noble Corporation

We are offering $1,000,000,000 aggregate principal amount of 7.750% senior notes due 2024 (the “notes”).

We will pay interest on the notes on January 15 and July 15 of each year, beginning on July 15, 2017. The notes will mature on January 15, 2024.

We may redeem some or all of the notes at any time or from time to time at the redemption prices calculated as described in this prospectus supplement. If we undergo certain change of control transactions and a ratings downgrade, we must offer to purchase the notes. See “Description of the Notes—Change of Control Repurchase Event.” The notes do not have the benefit of any sinking fund. Payment of the notes will be fully and unconditionally guaranteed by Noble Corporation, a Cayman Islands exempted company, which is one of our indirect parent companies.

The notes will be general unsecured senior obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange.

See “Risk Factors” beginning on page S-11 of this prospectus supplement, on page 2 of the accompanying prospectus and elsewhere in the documents incorporated by reference herein to read about important risk factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount(1)	Proceeds, Before Expenses
Per note	98.010%	1.000%	97.010%
Total	$980,100,000	$10,000,000	$970,100,000

(1)	For additional underwriting compensation information see “Underwriting.”

The initial price to public per note set forth above does not include accrued interest, if any. Interest on the notes will accrue from December 28, 2016 and must be paid by the purchasers if the notes are delivered after December 28, 2016.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about December 28, 2016.

Joint Book-Running Managers

Credit Suisse

Barclays	Citigroup	DNB Markets	HSBC
J.P. Morgan	SunTrust Robinson Humphrey		Wells Fargo Securities

Senior Co-Managers

BNP PARIBAS	Mizuho Securities

Co-Managers

SMBC Nikko	Standard Chartered Bank

Prospectus Supplement dated December 14, 2016.

Prospectus Supplement

Prospectus

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the notes unless the issuer of the notes is listed on the Cayman Islands Stock Exchange.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Noble Holding International Limited, a Cayman Islands exempted company and the issuer of the notes (“NHIL”), is an indirect, wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales that is publicly traded and whose shares are listed on The New York Stock Exchange under the symbol “NE” (“Noble-UK”). Noble Corporation, a Cayman Islands exempted company and the guarantor of the notes (“Noble-Cayman”), is an indirect, wholly-owned subsidiary of Noble-UK. Noble-UK is not an issuer or a guarantor of the notes.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes, the specific terms of this offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other debt securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus together with any free writing prospectus provided in connection with this offering and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and in this prospectus supplement under the heading “Incorporation of Certain Information by Reference.”

If the information in the prospectus supplement differs from the information in the accompanying prospectus, the information in the prospectus supplement supersedes the information in the accompanying prospectus.

Any information contained in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided by us in connection with this offering. Neither we nor the underwriters have authorized anyone else to provide you with different information. Neither we nor the underwriters are making any offer of these securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. The business, financial condition, results of operations and prospects of NHIL and Noble-Cayman may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows information to be “incorporated by reference” into this prospectus supplement, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that were previously filed with the SEC. These documents contain important information about NHIL and Noble-Cayman.

•	Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2015;

•	Noble-Cayman’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; and

•	Noble-Cayman’s Current Reports on Form 8-K filed on March 3, 2016 (only with respect to the information disclosed under the caption “Downgrade in Credit Rating” under Item 8.01), May 10, 2016, (excluding Item 7.01 and Exhibit 99.1), May 16, 2016 and May 18, 2016 and Noble-UK’s Current Report on Form 8-K filed on December 12, 2016.

All additional documents that Noble-Cayman files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, will be incorporated by reference into this prospectus supplement until this offering is completed.

Documents incorporated by reference are available from Noble-Cayman without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus supplement. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement by requesting them in writing or by telephone at the following address:

Alan R. Hay

Noble Corporation

Suite 3D, Landmark Square

64 Earth Close

P.O. Box 31327

George Town, Grand Cayman

Cayman Islands, KY1-1206

(345) 938-0293

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference, including those regarding rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our financial position, business strategy, impairments, repayment of debt, credit ratings, borrowings under our credit facility or other instruments, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing or results of acquisitions or dispositions, timing for compliance with any new regulations and use of proceeds of this offering are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although NHIL and Noble-Cayman believe that the expectations reflected in such forward-looking statements are reasonable, they cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and NHIL and Noble-Cayman undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. NHIL and Noble-Cayman have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those referenced or described under “Risk Factors” included in this prospectus supplement, the accompanying prospectus and in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q of Noble-Cayman, and in its other filings with the SEC. Such risks and uncertainties are beyond the ability of NHIL and Noble-Cayman to control, and in many cases, NHIL and Noble-Cayman cannot predict the risks and uncertainties that could cause their actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating NHIL and Noble-Cayman and deciding whether to invest in the notes.

S-iv

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

NHIL and Noble-Cayman are Cayman Islands exempted companies, and certain of their officers and directors may be residents of various jurisdictions outside of the United States. All or a substantial portion of the assets of NHIL and Noble-Cayman and the assets of these persons may be located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of the Securities Act. NHIL and Noble-Cayman have agreed to be served with process with respect to actions based on offers and sales of the notes. To bring a claim against NHIL or Noble-Cayman, you may serve NHIL or Noble-Cayman, as the case may be, at its registered office in the Cayman Islands, which is at the offices of Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Maples and Calder, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act or (2) original actions brought against us or other persons predicated upon the Securities Act. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States nor any relevant treaty in place. However, the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a competent foreign court;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•	is final;

•	is not in respect of taxes, a fine or a penalty; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. This summary may not contain all of the information that is important to you. The information is qualified in its entirety by reference to detailed information appearing elsewhere in this prospectus supplement and in the documents incorporated herein by reference and, therefore, it should be read together with those documents. To understand fully the offering and the business of Noble-Cayman and its subsidiaries, including NHIL, we strongly encourage you to read carefully this entire prospectus supplement and the accompanying prospectus and the other documents incorporated herein by reference.

In the sections of this prospectus supplement that describe the business of Noble-Cayman, unless the context otherwise indicates, references to “Noble,” “us,” “we,” “our” and like terms refer to Noble-Cayman together with its subsidiaries. NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. The notes are obligations of NHIL and, to the extent described in this prospectus supplement, are guaranteed by Noble-Cayman.

Noble Holding International Limited

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, worldwide contract drilling services with a fleet of offshore drilling units located worldwide. NHIL’s fleet consists of 14 jackups, six drillships and five semisubmersibles. NHIL is a Cayman Islands exempted company. NHIL’s principal offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

Noble-Cayman

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble-UK. Noble-UK, which is publicly traded and whose shares are listed on The New York Stock Exchange under the symbol “NE”, is a leading offshore drilling contractor for the oil and gas industry. Noble-Cayman is a holding company, and, through its subsidiaries, it performs contract drilling services with a fleet of offshore drilling units located worldwide. The consolidated financial statements of Noble-UK include the accounts of Noble-Cayman, and Noble-UK conducts substantially all of its business through Noble-Cayman and its subsidiaries.

Noble-Cayman performs, through its subsidiaries, including NHIL, contract drilling services with a fleet of 30 offshore drilling units located worldwide, including 16 semisubmersibles and drillships, and 14 jackups.

Noble-Cayman and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble-Cayman’s principal executive offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

Executive Overview

Noble-UK’s and Noble-Cayman’s financial and operating results from continuing operations for the nine months ended September 30, 2016 included:

•	operating revenues totaling $1.9 billion, a decrease from $2.5 billion for the nine months ended September 30, 2015;

•	net cash from operating activities totaling $1.0 billion, a decrease from $1.25 billion for the nine months ended September 30, 2015; and

•	a decrease in debt to 35 percent of total capitalization at September 30, 2016, down from 38 percent at the end of 2015 as a result of the repayment of a series of maturing notes in March 2016.

The business environment for offshore drillers during 2016 remained challenging. A rig supply imbalance has expanded throughout the year, due primarily to reduced offshore spending by customers, leaving a growing number of rigs without follow-on drilling programs as current contracts expired. In addition, newbuild rigs ordered prior to the decline in industry activity continue to exit shipyards, adding to the supply imbalance. Our customers have adopted a cautious approach to offshore spending as crude oil prices experienced a significant decline beginning in mid-2014 and continuing to the present, with the price of Brent crude declining from approximately $112 per barrel on June 30, 2014 to as low as $30 per barrel in January 2016, before improving to $55 per barrel on December 12, 2016. We expect that the offshore drilling programs of operators will remain curtailed, especially exploration activity, until higher, sustainable crude oil prices are achieved. Until then, further deterioration in rig utilization and dayrates is possible.

We expect that the business environment for 2017 will remain challenging and could potentially deteriorate further. The present subdued level of global economic activity, a lack of confidence as to the viability and length of recent reductions in production agreed to by the Organization of Petroleum Exporting Countries (“OPEC”), the incremental production capacity in non-OPEC countries, including the U.S., and the Brexit vote in the UK are contributing to an uncertain oil price environment, leading to a persistent disruption in our customers’ exploration and production spending plans. However, the production limits recently agreed to by OPEC could help to establish support for crude price sustainability into 2017. In general, recent contract awards have been short-term in nature and subject to an extremely competitive bidding process. As a result, the contracts have been for dayrates that are substantially lower than rates were for the same class of rigs before this period of imbalance. We cannot give any assurances as to when conditions in the offshore drilling market will improve, or when the oversupply of available drilling rigs will end. While current market conditions persist, we will continue to focus on operating efficiency, cost control and managing liquidity and could stack or retire additional drilling rigs.

We believe in the long-term fundamentals for the industry, especially for those contractors with a modern fleet of high-specification rigs like ours. We expect the persistent rig supply imbalance to improve over time, with the combination of further fleet attrition and a rebound in offshore spending by our customers. Also, we believe the ultimate market recovery will benefit from any sustained under-investment by customers during this current phase of the market cycle.

While we cannot predict the future level of demand or dayrates for our services, or future conditions in the offshore contract drilling industry, we believe we are strategically well positioned.

Business Strategy

Our goal is to be the preferred offshore drilling contractor for the oil and gas industry based upon the following core principles:

•	operate in a manner that provides a safe working environment for our employees while protecting the environment and our assets;

•	provide an attractive investment vehicle; and

•	deliver superior customer service through a diverse and technically advanced fleet operated by proficient crews.

Our business strategy focuses on deepwater drilling and high-specification jackup capabilities and the deployment of our drilling rigs in important oil and gas basins around the world.

Over the past five years, we have expanded our offshore deepwater drilling and high-specification jackup capabilities through the construction of rigs. We took delivery of our remaining newbuild project, the heavy-duty, harsh environment jackup, Noble Lloyd Noble, on July 15, 2016. The Noble Lloyd Noble has recently commenced operations under a four-year contract in the North Sea. Although we plan to focus on capital preservation and liquidity based on current market conditions, we also plan to continue to evaluate opportunities as they arise from time to time to enhance our fleet, particularly focusing on higher specification rigs, to execute the increasingly more complex drilling programs required by our customers.

Recent Developments

Amendments to Shell Contracts. Effective as of December 2, 2016, Noble-UK and certain subsidiaries of Royal Dutch Shell plc (“Shell”) amended their existing long-term contracts on three ultra-deepwater drillships. The contract amendments pertain to the Noble Bully II, Noble Globetrotter I and Noble Globetrotter II, which are operating under 10-year term contracts that commenced in April 2012, July 2012 and September 2013, respectively. All three of these drilling units are part of the Noble-Cayman fleet. The two Globetrotter units are part of the NHIL fleet.

Under the agreements, dayrates for each rig are determined by taking the higher of (1) a newly established minimum dayrate, (or floor), or (2) the dayrate adjustment mechanism originally included in the contract. The contract amendments for the Noble Globetrotter I and Noble Globetrotter II provide for a dayrate floor of $275,000 per day, representing a minimum market rate if the dayrate adjustment mechanisms for these two rig contracts stay below that level. Similarly, the Noble Bully II contract contains a floor dayrate of $200,000 per day plus daily operating expenses.

Additionally, Shell was granted and has exercised the right to idle the Noble Globetrotter II for a period of up to 730 days, which is expected to occur in January 2017. During the idle period, a negotiated rate of $185,000 per day will be paid. Shell was also granted and is expected to exercise the right to idle the Noble Bully II for a period of up to 365 days, commencing no later than May 2017. During this idle period, a negotiated rate of $200,000 per day will be paid. The Noble Bully II is part of a 50/50 joint-venture with Shell. Noble will be responsible for operating expenses and has discretion over each rig’s operating costs throughout the idle period, with the flexibility to reduce costs over the anticipated period. If warm stacked during the negotiated idle periods, Noble expects daily operational cost reductions on each rig of at least $100,000 per day, with additional cost reductions expected should Noble elect to cold stack the units. In addition, Noble can enter into contracts with third parties for the Noble Globetrotter II and the Noble Bully II during the idle periods. Noble would retain any revenue received from such third party contracts. Other than the new dayrate floor, no changes were made to the Noble Globetrotter I dayrates.

The dayrate adjustment mechanism, which begins on the five-year anniversary of each of the three contracts, employs a discount to an average of market rates experienced over a defined period for a basket of rigs that match a set of distinct technical attributes, with adjustments every six months thereafter until the completion of the 10-year primary terms. The primary term of the drilling contracts of for each of the drillships is unchanged, with contracts expected to conclude in April 2022, July 2022 and September 2023, respectively.

Internal Restructuring. To improve efficiency and reduce costs, Noble-UK intends to complete a restructuring of certain of its subsidiaries in early 2017. In general, in the restructuring, (i) Noble-UK will form a new subsidiary and transfer Noble-Cayman and its subsidiaries to the new subsidiary and (ii) NHIL will restructure certain of its assets and subsidiaries. However, immediately after the restructuring, each of Noble-Cayman and NHIL will continue to own directly or indirectly the assets it currently holds directly or indirectly, and neither Noble-Cayman nor NHIL will increase their net direct and indirect liabilities.

Tender Offers. On December 13, 2016, NHIL commenced certain tender offers (the “Tender Offers”) to purchase for cash, subject to certain conditions, up to $750 million (the “Maximum Purchase Amount”) aggregate purchase price, excluding accrued interest, of NHIL’s 4.90% Senior Notes due 2020 (the “2020 Notes”), 4.625% Senior Notes due 2021 (the “2021 Notes”) and 3.95% Senior Notes due 2022 (the “2022 Notes” and, together with the 2020 Notes and the 2021 Notes, the “Target Notes”). The Tender Offers are subject to a $300 million cap with respect to the 2020 Notes (the “Cap”) and are conditioned upon the completion of this offering for gross proceeds of at least $750 million. Subject to the Maximum Purchase Amount and the Cap, the aggregate purchase price of a series of Target Notes that is purchased in the Tender Offers will be based on the order of priority (the “Acceptance Priority Level”) assigned to such series of Target Notes. The 2020 Notes will be assigned an Acceptance Priority Level of 1 (the highest Acceptance Priority Level), the 2022 Notes will be assigned an Acceptance Priority Level of 2 and the 2021 Notes will be assigned an Acceptance Priority Level of 3 (the lowest Acceptance Priority Level).

We expect that the total consideration for each series of Target Notes will include a premium (the “Early Tender Premium”) for each $1,000 principal amount of notes that are tendered prior to an early tender deadline. Holders that validly tender Target Notes subsequent to the early tender deadline but prior to the expiration date of the Tender Offers will not receive the Early Tender Premium.

Each Tender Offer may be amended, extended or terminated individually. The Tender Offers are being made pursuant to an Offer to Purchase. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell any of the Target Notes, and the Tender Offers are not offers to sell or solicitations of offers to purchase the notes. The Tender Offers are conditioned on, among other things, the consummation of this offering. This offering, however, is not conditioned on the consummation of the Tender Offers or the tender of any specified amount of 2020 Notes, 2021 Notes or 2022 Notes. There can be no assurance as to the amount of Target Notes that will be tendered in the Tender Offers or that we will consummate the Tender Offers, which are subject to market conditions and other factors.

Credit Ratings. In February 2016, as a result of a reduction in Noble-UK’s debt rating below investment grade by Moody’s Investors Service, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes due 2045 were increased 1.00% each to 5.00%, 6.95% and 7.95%, respectively, effective the first day of each interest period after which the downgrade occurred. As a result of an additional downgrade by S&P Global Ratings in July 2016, the interest rates on these Senior Notes were further increased by 0.25% each to 5.25%, 7.20% and 8.20%, respectively, with the interest rate increase taking effect during the third quarter for the Senior Notes due 2018 and during the fourth quarter for the Senior Notes due 2025 and the Senior Notes due 2045. On December 13, 2016, S&P Global Ratings downgraded Noble-UK’s debt rating by two notches to BB- with a negative outlook. As a result, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes due 2045 will increase to 5.75%, 7.70% and 8.70%, respectively, beginning with the first day of the next interest period. Our revolving credit facility has a provision which changes the applicable interest rate based upon our credit ratings, and these reduced credit ratings increase our interest expense for borrowings under our revolving credit facility. These reduced credit ratings could potentially reduce our access to additional liquidity.

THE OFFERING

Issuer	Noble Holding International Limited.

Notes Offered	$1.0 billion aggregate principal amount of 7.750% Senior Notes due 2024.

Maturity Date	The notes will mature on January 15, 2024, unless earlier redeemed.

Interest Rate	The notes will bear interest at 7.750% per annum.

The notes will accrue interest from December 28, 2016.

Interest Payment Dates	January 15 and July 15 of each year, beginning on July 15, 2017.

Guarantee	The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be guaranteed by Noble-Cayman.

Optional Redemption	NHIL will have the option to redeem the notes, at any time or from time to time, in whole or in part and on any date before maturity. The redemption price for the notes to be redeemed at any time on or after October 15, 2023 (three months prior to the maturity date) will be equal to 100% of the principal amount of notes being redeemed plus accrued interest to the redemption date. The redemption price for the notes to be redeemed at any time prior to October 15, 2023 will be equal to 100% of the principal amount of notes being redeemed plus (1) accrued interest to the redemption date and (2) a make-whole premium, if any. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Change of Control Repurchase Event	Upon a Change of Control Repurchase Event (as defined below), we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to the repurchase date. See “Description of the Notes—Change of Control Repurchase Event.”

Ranking	The notes will:

•	be NHIL’s general unsecured senior obligations;

•	rank equally with all of NHIL’s existing and future unsecured senior indebtedness;

•	be effectively subordinated to any of NHIL’s future secured indebtedness, to the extent of the value of the collateral securing such indebtedness;

•	be effectively subordinated to all existing and future indebtedness of NHIL’s subsidiaries; and

•	rank senior to any of NHIL’s future subordinated indebtedness.

The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be fully and unconditionally guaranteed by Noble-Cayman. The guarantee will (1) be a general unsecured senior obligation of Noble-Cayman, (2) rank equally with all existing and future unsecured senior indebtedness of Noble-Cayman and to other guarantees of Noble-Cayman that are senior unsecured obligations and (3) be effectively subordinated to any future secured indebtedness of Noble-Cayman, to the extent of the value of the collateral securing such indebtedness, and to all existing and future indebtedness of Noble-Cayman’s subsidiaries (other than NHIL).

As of December 9, 2016, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $4.2 billion of unsecured long-term senior notes (including current maturities) outstanding.

In addition, Noble-Cayman and Noble International Finance Company (“NIFCO”) are borrowers under a five-year $2.4 billion senior unsecured revolving credit facility (the “revolving credit facility”). NHIL and Noble Holding (U.S.) Corporation (“NHC”) have guaranteed any borrowings outstanding under the revolving credit facility. As of December 9, 2016, there were no borrowings outstanding under the revolving credit facility.

See “Description of Certain Other Indebtedness” in this prospectus supplement.

Certain Covenants	The indenture that will govern the notes will contain covenants that, among other things, will limit the ability of Noble-Cayman and its subsidiaries, including NHIL, to:

•	create certain liens;

•	engage in certain sale and lease-back transactions; and

•	amalgamate, merge, consolidate, sell assets and undergo a change of control.

These covenants have various exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants” in this prospectus supplement.

Future Issuances	Initially, the notes will be limited to $1.0 billion in aggregate principal amount. NHIL may, however, “reopen” the notes and issue an unlimited amount of additional notes in the future.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $967.6 million, after deducting underwriting discounts and estimated offering expenses. NHIL intends to use the net proceeds, together with cash on hand, to pay the purchase price and accrued interest (together with fees and expenses) in the Tender

Offers, and any remaining proceeds will be used for general corporate purposes, which may include the further retirement of debt, including the purchase of debt in open market or privately negotiated transactions. See “Use of Proceeds” in this prospectus supplement.

Absence of a Public Market for the Notes	The notes will be a new issue of securities for which there is currently no market. We cannot provide any assurance about:

•	the presence or the liquidity of any trading market for the notes;

•	your ability to sell notes that you purchase at a particular time;

•	the prices at which you will be able to sell your notes; or

•	the level of liquidity of the trading market for the notes.

Future trading prices of the notes will depend upon many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers;

•	the market for similar securities; and

•	prevailing interest rates.

Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. NHIL does not intend to apply for listing of the notes on any national securities exchange.

Original Issue Discount	The notes are being issued with original issue discount (“OID”) for U.S. federal income tax purposes in an amount equal to the difference between their stated principal amount and their “issue price” (i.e., the first price at which a substantial amount of notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). A U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations” below) generally will be required to include the OID in gross income (as ordinary income) in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income using a “constant yield” method, in which case the U.S. holder will have to include in income increasingly greater amounts of OID in successive accrual periods. A U.S. holder’s adjusted tax basis in a note will be increased by any OID previously included in income with respect to that note. For further discussion, see “Material U.S. Federal Income Tax Considerations.”

Risk Factors	We urge you to consider carefully the risks described under “Risk Factors,” beginning on page S-11 of this prospectus supplement, on page 2 of the accompanying prospectus and elsewhere in the documents incorporated by reference, before purchasing the notes.

NOBLE-CAYMAN SUMMARY HISTORICAL FINANCIAL DATA

The following table shows summary historical financial data for Noble-Cayman as of and for the periods indicated. The summary historical financial data as of December 31, 2014 and 2015 and for the years ended December 31, 2013, 2014 and 2015 are derived from Noble-Cayman’s audited financial statements and accompanying notes thereto incorporated by reference into this prospectus. The summary unaudited historical financial data as of September 30, 2016 and for the nine months ended September 30, 2015 and 2016 are derived from Noble-Cayman’s unaudited financial statements and accompanying notes thereto incorporated by reference into this prospectus. The summary unaudited historical financial data as of September 30, 2015 are derived from Noble-Cayman’s unaudited financial statements and accompanying notes thereto not incorporated by reference into this prospectus. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments necessary for a fair presentation of the results for those periods.

Consolidating financial information regarding NHIL is included in Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement.

The summary historical financial data is qualified by reference to, and should be read in conjunction with Noble-Cayman’s consolidated financial statements and accompanying notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which are incorporated by reference into this prospectus supplement. Operating results for the nine-month period ended September 30, 2016 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2016 or any other period. See “Incorporation of Certain Information by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus. Dollar amounts in the following table are in thousands.

	Year Ended December 31,			Nine Months Ended September 30,
	2013	2014	2015(4)	2015	2016(4)
				(unaudited)
STATEMENT OF INCOME DATA(1)
Operating revenues	$2,538,143	$3,232,504	$3,352,452	$2,494,568	$1,892,609
Net income attributable to Noble-Cayman	867,814	124,228	534,811	690,879	396,993

BALANCE SHEET DATA (at end of period)
Cash and cash equivalents(2)	$110,382	$65,780	$511,795	$164,240	$425,749
Property and equipment, net	14,528,672	12,086,151	11,482,227	11,893,176	11,591,788
Total assets	16,181,514	13,190,239	12,849,183	13,005,271	12,573,050
Long-term debt	5,556,251	4,869,020	4,162,638	4,188,727	3,830,224
Total debt(3)	5,556,251	4,869,020	4,462,562	4,488,720	4,129,986
Shareholder equity	8,428,039	6,496,478	6,691,470	6,833,819	7,039,714

OTHER DATA
Net cash provided by operating activities	$1,768,630	$1,871,916	$1,747,507	$1,246,097	$985,856
New construction and capital expenditures	2,485,617	2,072,751	422,544	280,048	592,038

(1)	All periods presented have been recast to reflect the spin-off (the “Spin-off”) of Paragon Offshore plc (“Paragon Offshore”) as discontinued operations.

(2)	Consists of cash and cash equivalents as reported on our consolidated balance sheets under current assets.
(3)	Consists of long-term debt and current portion of long-term debt.
(4)	In accordance with our adoption of ASU No. 2015-03, unamortized debt issuance costs related to our senior notes are shown as a direct reduction of the carrying amount of the related debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated.

	Historical
	Year Ended December 31,					Nine Months Ended September 30,
	2011	2012	2013	2014	2015	2015	2016
Ratio of earnings to fixed charges(1)	2.0x	3.1x	3.6x	1.3x	4.2x	5.8x	3.6x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), non-controlling interest in net income (or reduction for non-controlling interest in net loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the periodic reports of Noble-Cayman that are incorporated by reference into this prospectus supplement, including the information set forth in Part I, Item 1A, “Risk Factors,” of Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2015, before purchasing any notes offered hereby.

Risk Factors Relating to Our Business

Our business and results of operations have been materially hurt and our enterprise value has substantially declined due to current depressed market conditions which are the result of the dramatic drop in the oil and gas price and the oversupply of offshore drilling rigs.

Brent crude has declined from approximately $112 per barrel on June 30, 2014 to as low as $30 per barrel in January 2016, before improving to $55 per barrel on December 12, 2016. In addition, a large number of offshore drilling rigs were constructed and added to the global fleet in the last few years, and a substantial number of additional rigs, including rigs built on speculation, are currently scheduled to enter the market in 2017. Also, many in our industry extended the lives of older rigs rather than retiring these rigs. These factors have led to a significant oversupply of drilling rigs at the same time that our customers have greatly reduced their planned exploration and development spending in response to the depressed price of oil and gas. These factors have affected market conditions and led to a material decline in the demand for our services, the dayrates we are paid by our customers and the level of utilization of our drilling rigs. These poor market conditions, in turn, have led to a material deterioration in our results of operations. We have already experienced a substantial decline in the price of our shares, which has declined from $27.00 on August 4, 2014 post Spin-off to $7.64 at December 9, 2016. While the offshore contract drilling industry is highly cyclical and has experienced periods of low demand and higher demand, there can be no assurance as to when or to what extent these depressed market conditions, and our business, results of operations or enterprise value, will improve. Further, even if the price of oil and gas were to increase dramatically, we cannot assure you that there would be any increase in demand for our services.

Our business depends on the level of activity in the oil and gas industry. Adverse developments affecting the industry, including a decline in the price of oil or gas, reduced demand for oil and gas products and increased regulation of drilling and production, could have a material adverse effect on our business, financial condition and results of operations.

Demand for drilling services depends on a variety of economic and political factors and the level of activity in offshore oil and gas exploration and development and production markets worldwide. As noted above, the price of oil and gas, and market expectations of potential changes in the price, significantly affect this level of activity, as well as dayrates which we can charge customers for our services. However, higher prices do not necessarily translate into increased drilling activity because our clients’ expectations of future commodity prices typically drive demand for our rigs. The price of oil and gas and the level of activity in offshore oil and gas exploration and development are extremely volatile and are affected by numerous factors beyond our control, including:

•	the cost of exploring for, developing, producing and delivering oil and gas;

•	the ability of OPEC to set and maintain production levels and pricing;

•	expectations regarding future energy prices;

•	increased supply of oil and gas resulting from onshore hydraulic fracturing activity and shale development;

•	worldwide production and demand for oil and gas, which are impacted by changes in the rate of economic growth in the global economy;

•	potential acceleration in the development, and the price and availability, of alternative fuels;

•	the level of production in non-OPEC countries;

•	worldwide financial instability or recessions;

•	regulatory restrictions or any moratorium on offshore drilling;

•	the discovery rate of new oil and gas reserves either onshore or offshore;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	oil refining capacity;

•	the ability of oil and gas companies to raise capital;

•	worldwide instability in the financial and credit sectors and a reduction in the availability of liquidity and credit;

•	the relative cost of offshore drilling versus onshore oil and gas production;

•	advances in exploration, development and production technology either onshore or offshore;

•	technical advances affecting energy consumption, including the displacement of hydrocarbons through increasing transportation fuel efficiencies;

•	merger and divestiture activity among oil and gas producers;

•	the availability of, and access to, suitable locations from which our customers can produce hydrocarbons;

•	adverse weather conditions, including hurricanes, typhoons, winter storms and rough seas;

•	tax laws, regulations and policies;

•	laws and regulations related to environmental matters, including those addressing alternative energy sources and the risks of global climate change;

•	the political environment of oil-producing regions, including uncertainty or instability resulting from civil disorder, an outbreak or escalation of armed hostilities or acts of war or terrorism; and

•	the laws and regulations of governments regarding exploration and development of their oil and gas reserves or speculation regarding future laws or regulations.

Adverse developments affecting the industry as a result of one or more of these factors, including any further decline in the price of oil and gas from their current depressed levels or the failure of the price of oil and gas to recover to a level that encourages our clients to expand their capital spending, a global recession, reduced demand for oil and gas products, increased supply due to the development of new onshore drilling and production technologies, and increased regulation of drilling and production, particularly if several developments were to occur in a short period of time, would have a material adverse effect on our business, financial condition and results of operations. The current downturn has already had a material adverse effect on demand for our services and is expected to have a material adverse effect on our business and results of operations.

The contract drilling industry is a highly competitive and cyclical business with intense price competition. If we are unable to compete successfully, our profitability may be materially reduced.

The offshore contract drilling industry is a highly competitive and cyclical business characterized by high capital and operating costs and evolving capability of newer rigs. Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition, rig availability, location and suitability are the primary factors in determining which contractor is awarded a job, although other factors are important, including experience of the workforce, efficiency, safety performance record, technical capability and condition of equipment, operating integrity, reputation, industry standing and client relations. Our future success and profitability will partly depend upon our ability to keep pace with our customers’ demands with respect to these factors. If current competitors, or new market entrants, implement new technical capabilities, services or standards that are more attractive to our customers or price their product offerings more competitively, it could have a material adverse effect on our business, financial condition and results of operations.

In addition to intense competition, our industry has historically been cyclical. The contract drilling industry is currently in a period characterized by low demand for drilling services and excess rig supply. Periods of low demand or excess rig supply intensify the competition in the industry and may result in some of our rigs being idle or earning substantially lower dayrates for long periods of times. We cannot provide you with any assurances as to when such period will end, or when there will be higher demand for contract drilling services or a reduction in the number of drilling rigs.

The over-supply of rigs is contributing to a reduction in dayrates and demand for our rigs, which reduction may continue for some time and, therefore, is expected to further adversely impact our revenues and profitability.

Prior to the recent downturn, we experienced a period of high utilization and high dayrates, and industry participants materially increased the supply of drilling rigs by building new drilling rigs, including some drilling rigs that have not yet entered service. This increase in supply, combined with the decrease in demand for drilling rigs resulting from the substantial decline in the price of oil since mid-2014, has resulted in an oversupply of drilling rigs, which has contributed to the recent decline in utilization and dayrates.

We are currently experiencing competition from newbuild rigs that have either already entered the market or are scheduled to enter the market. The entry of these rigs into the market has resulted in lower dayrates for both newbuilds and existing rigs rolling off their current contracts. Lower utilization and dayrates have adversely affected our revenues and profitability and may continue to do so for some time in the future. In addition, our competitors may relocate rigs to geographic markets in which we operate, which could exacerbate excess rig supply and result in lower dayrates and utilization in those markets. To the extent that the drilling rigs currently under construction or on order do not have contracts upon their completion, there may be increased price competition as such vessels become operational, which could lead to a further reduction in dayrates and in utilization, and we may be required to idle additional drilling rigs. As a result, our business, financial condition and results of operations would be materially adversely affected.

We may record additional losses or impairment charges related to sold or idle rigs.

We evaluate the impairment of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, on an annual basis, we complete an impairment analysis on our rig fleet. An impairment loss on our property and equipment exists when the estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset’s carrying value over the estimated fair value. As part of this analysis, we make assumptions and estimates regarding future market conditions. To the extent actual results do not meet our estimated assumptions, for a given rig class, we may take an impairment loss in the future. For example, in the fourth quarter of 2015 and 2014, we decided that we would no longer market certain rigs. In connection with these decisions, we recorded impairment charges of $372 million and $685 million, respectively, on these rigs during those periods. There can be no assurance that we will not have to take additional impairment charges in the future if current depressed market conditions persist.

We may not be able to renew or replace expiring contracts, and our customers may terminate or seek to renegotiate or repudiate our drilling contracts or may have financial difficulties which prevents them from meeting their obligations under our drilling contracts.

We had a number of customer contracts that expired in 2016 and will expire in 2017 and 2018. Our ability to renew these contracts or obtain new contracts and the terms of any such contracts will depend on market conditions and our customers. During 2016, a number of oil and gas companies, including some of our customers, have publicly announced significant reductions in their planned exploration and development spending during 2017 and beyond. These reductions in spending by our customers could further reduce the demand for contract drilling services and as a result, our business, financial condition and results of operations would be materially adversely affected.

Our customers may generally terminate our term drilling contracts if a drilling rig is destroyed or lost or if we have to suspend drilling operations for a specified period of time as a result of a breakdown of major equipment or, in some cases, due to other events beyond the control of either party. In the case of nonperformance and under certain other conditions, our drilling contracts generally allow our customers to terminate without any payment to us. The terms of some of our drilling contracts permit the customer to terminate the contract after a specified notice period by tendering contractually specified termination amounts and, in some cases, without any payment. These termination payments, if any, may not fully compensate us for the loss of a contract. The early termination of a contract may result in a rig being idle for an extended period of time and a reduction in our contract backlog and associated revenue, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, during periods of depressed market conditions, such as the one we are currently experiencing, we are subject to an increased risk of our customers seeking to renegotiate or repudiate their contracts. The ability of our customers to perform their obligations under drilling contracts with us may also be adversely affected by the financial condition of the customer, restricted credit markets, economic downturns and industry downturns, such as the one we are currently experiencing. We may elect to renegotiate the rates we receive under our drilling contracts downward if we determine that to be a reasonable business solution. If our customers cancel or are unable to perform their obligations under their drilling contracts, including their payment obligations, and we are unable to secure new contracts on a timely basis on substantially similar terms or if we elect to renegotiate our drilling contracts and accept terms that are less favorable to us, it could have a material adverse effect on our business, financial condition and results of operations.

Our current backlog of contract drilling revenue may not be ultimately realized.

Generally, contract backlog only includes future revenues under firm commitments; however, from time to time, we may report anticipated commitments under letters of intent or award for which definitive agreements have not yet been, but are expected to be, executed. We may not be able to perform under these contracts as a result of operational or other breaches or due to events beyond our control, and we may not be able to ultimately execute a definitive agreement in cases where one does not currently exist. Moreover, we can provide no assurance that our customers will be able to or willing to fulfill their contractual commitments to us or that they will not seek to renegotiate or repudiate their contracts, especially during the current industry downturn. In estimating backlog, we make certain assumptions about applicable dayrates for our longer term contracts with dayrate adjustment mechanisms (like certain of our contracts with Shell). While we believe these assumptions are appropriate, we cannot assure you that actual results will mirror these assumptions. Our inability to perform under our contractual obligations or to execute definitive agreements, our customers’ inability or unwillingness to fulfill their contractual commitments to us, including as a result of contract repudiations or our decision to accept less favorable terms on our drilling contracts, or the failure of actual results to reflect the assumptions we use to estimate backlog for certain contracts, may have a material adverse effect on our business, financial condition and results of operations.

We are substantially dependent on several of our customers, including Shell and Statoil ASA, and the loss of these customers would have a material adverse effect on our financial condition and results of operations.

Any concentration of customers increases the risks associated with any possible termination or nonperformance of drilling contracts, failure to renew contracts or award new contracts or reduction of their drilling programs. We estimate Shell and Statoil ASA (“Statoil”) represented approximately 68 percent and 18 percent, respectively, of our backlog at November 30, 2016, after giving effect to the recent Shell amendments discussed elsewhere in this prospectus supplement. Revenues from Shell and Statoil accounted for approximately 35 percent and 1 percent, respectively, of our consolidated operating revenues for the nine months ended September 30, 2016. This concentration of customers increases the risks associated with any possible termination or nonperformance of contracts, in addition to our exposure to credit risk. If either of these customers were to terminate or fail to perform their obligations under their contracts and we were not able to find other customers for the affected drilling units promptly, our financial condition and results of operations could be materially adversely affected.

Supplier capacity constraints or shortages in parts or equipment, supplier production disruptions, supplier quality and sourcing issues or price increases could increase our operating costs, decrease our revenues and adversely impact our operations.

Our reliance on third-party suppliers, manufacturers and service providers to secure equipment used in our drilling operations exposes us to volatility in the quality, price and availability of such items. Certain specialized parts and equipment we use in our operations may be available only from a single or small number of suppliers. A disruption in the deliveries from such third-party suppliers, capacity constraints, production disruptions, price increases, defects or quality-control issues, recalls or other decreased availability or servicing of parts and equipment could adversely affect our ability to meet our commitments to customers, adversely impact our operations and revenues by resulting in uncompensated downtime, reduced day rates or the cancellation or termination of contracts, or increase our operating costs.

Our business involves numerous operating hazards.

Our operations are subject to many hazards inherent in the drilling business, including:

•	well blowouts;

•	fires;

•	collisions or groundings of offshore equipment;

•	punch-throughs;

•	mechanical or technological failures;

•	failure of our employees or third party contractors to comply with our internal environmental, health and safety guidelines;

•	pipe or cement failures and casing collapses, which could release oil, gas or drilling fluids;

•	geological formations with abnormal pressures;

•	spillage handling and disposing of materials; and

•	adverse weather conditions, including hurricanes, typhoons, winter storms and rough seas.

These hazards could cause personal injury or loss of life, suspend drilling operations, result in regulatory investigation or penalties, seriously damage or destroy property and equipment, result in claims by employees, customers or third parties, cause environmental damage and cause substantial damage to oil and gas producing formations or facilities. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, and failure of subcontractors to perform or supply goods or services or personnel shortages. The occurrence of any of the hazards we face could have a material adverse effect on our business, financial condition and results of operations.

As part of our agreement with Paragon Offshore, we agreed to assume certain Mexican tax liabilities and bonding obligations. These tax liabilities could cost more than we expect, and the bonding requirements could be greater than anticipated and also could affect our liquidity. There can be no assurance that Paragon Offshore will be able to satisfy its tax payment and cost reimbursement obligations when they become due. If the bankruptcy court does not approve our settlement agreement with Paragon Offshore, we could be sued by Paragon Offshore or its creditors.

In February 2016, we entered into an agreement (subject to approval of the bankruptcy court having jurisdiction over Paragon Offshore’s bankruptcy proceeding as discussed below) for a settlement with Paragon Offshore under which, in exchange for a full and unconditional release of any claims by Paragon Offshore in connection with the Spin-off (including certain claims that could be brought on behalf of Paragon Offshore’s creditors), we agreed to assume the administration of Mexican tax claims for specified years up to and including 2010, as well as the related bonding obligations and certain of the related tax liabilities. We cannot make any assurances regarding the outcome of the tax assessments and claims, and the cost of these liabilities and the amount of bonding required could be greater than we anticipate.

We expect that we will be able to bond amounts required in Mexico using our current bonding facility. If the amount of bonding is greater than we anticipate, or we are required to maintain such bonds longer than we anticipate, then our current bonding facility may not be sufficient, and we would be required to use other sources for the bonding, including our credit facility, which could affect our liquidity and reduce the availability of credit for uses other than bonding Mexican tax liabilities.

In addition, Paragon Offshore is required under the terms of the settlement agreement to share equally in the payment of certain of the Mexican tax liabilities and the costs of administering the tax claims. If Paragon Offshore is unable to pay its share of these tax liabilities or the costs to administer the tax claims, we could be forced to pay these amounts ourselves and seek reimbursement from Paragon Offshore. There can be no assurance that Paragon Offshore would be able to satisfy its share of the tax liabilities or reimburse us when such payments would be due. If Paragon Offshore is unable to satisfy these obligations, the underlying liabilities could have a material adverse effect on our business, financial condition and results of operations.

Paragon Offshore sought approval of a pre-negotiated plan of reorganization by filing for voluntary relief under Chapter 11 of the United States Bankruptcy Code in February 2016. Our settlement agreement with Paragon Offshore is subject to approval of Paragon Offshore’s bankruptcy plan. On October 28, 2016, the bankruptcy court having jurisdiction over the Paragon Offshore bankruptcy denied confirmation of Paragon Offshore’s bankruptcy plan. In the oral ruling, the judge noted that his decision to deny confirmation did not preclude Paragon Offshore from restructuring, only that they could not do so under the existing plan. Paragon Offshore has announced that it is evaluating its options. There can be no assurance that the bankruptcy court will ultimately approve our settlement agreement with Paragon Offshore or Paragon Offshore’s bankruptcy plan. If for any reason the agreement is not approved by the bankruptcy court or Paragon Offshore fails to exit bankruptcy, Paragon Offshore or its creditors could become adverse to us in any potential litigation relating to the Spin-off, including any alleged fraudulent conveyance claim in connection with the creation of Paragon Offshore as a stand-alone entity.

In connection with the Spin-off, we agreed to indemnify Paragon Offshore for certain liabilities, and Paragon Offshore agreed to indemnify us for certain liabilities. We have significant exposure to losses resulting from this obligation, and there can be no assurance that the Paragon Offshore indemnities will be sufficient to insure us against the full amount of the related liabilities, or that Paragon Offshore’s ability to satisfy its indemnification obligations will not be impaired in the future.

We entered into certain agreements with Paragon Offshore in connection with the Spin-off, including a master separation agreement, tax sharing agreement, transition services agreement and transition services agreement relating to our operations offshore Brazil. Pursuant to the agreements, we agreed to indemnify Paragon Offshore for certain liabilities, and Paragon Offshore agreed to indemnify us for certain liabilities. We could have significant exposure to losses resulting from our obligations under these agreements.

Third parties could seek to hold us responsible for any of the liabilities that Paragon Offshore has agreed to retain, and there can be no assurance that the indemnity from Paragon Offshore will be sufficient to protect us against the full amount of such liabilities, or that Paragon Offshore will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Paragon Offshore any amounts for which we are held liable, we may be temporarily required to bear these losses. If Paragon Offshore is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on our business, financial condition and results of operations.

We may experience one or more downgrades in our credit ratings, which would increase our borrowing costs and potentially reduce our access to additional liquidity.

As a result of the decline in our credit ratings below investment grade in 2016, access to the commercial paper market became closed to us and we have terminated our commercial paper program. So long as such access is closed, any future borrowings would have to be made under our revolving credit facility. Our revolving credit facility has a provision which changes the applicable interest rate based upon our credit ratings, and these reduced credit ratings increase our interest expense for borrowings under our revolving credit facility. As a result of the decline in our credit rating below investment grade, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes due 2045 increased by 1.25%. On December 13, 2016, S&P Global Ratings downgraded Noble-UK’s debt rating by two notches to BB- with a negative outlook. As a result, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes due 2045 will increase to 5.75%, 7.70% and 8.70%, respectively, beginning with the first day of the next interest period. These reduced credit ratings could potentially reduce our access to additional liquidity.

We are exposed to risks relating to operations in international locations.

We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:

•	seizure, nationalization or expropriation of property or equipment;

•	monetary policies, government credit rating downgrades and potential defaults, and foreign currency fluctuations and devaluations;

•	limitations on the ability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, nullification, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	import-export quotas, wage and price controls, imposition of trade barriers and other forms of government regulation and economic conditions that are beyond our control;

•	delays in implementing private commercial arrangements as a result of government oversight;

•	financial or operational difficulties in complying with foreign bureaucratic actions;

•	changing taxation rules or policies;

•	other forms of government regulation and economic conditions that are beyond our control and that create operational uncertainty;

•	governmental corruption;

•	piracy; and

•	terrorist acts, war, revolution and civil disturbances.

Further, we operate in certain less-developed countries with legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings. Examples of challenges of operating in these countries include:

•	procedural requirements for temporary import permits, which may be difficult to obtain;

•	the effect of certain temporary import permit regimes, where the duration of the permit does not coincide with the general term of the drilling contract; and

•	ongoing claims in Brazil related to withholding taxes payable on our service contracts.

Our ability to do business in a number of jurisdictions is subject to maintaining required licenses and permits and complying with applicable laws and regulations. Changes in, compliance with, or our failure to comply with the laws and regulations of the countries where we operate may negatively impact our operations in those countries and could have a material adverse effect on our results of operations.

In addition, other governmental actions, including initiatives by OPEC, may continue to cause oil price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies, which may continue. In addition, some governments favor or effectively require the awarding of drilling contracts to local contractors, require use of a local agent, require partial local ownership or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete and our results of operations.

Operating and maintenance costs of our rigs may be significant and may not correspond to revenue earned.

Our operating expenses and maintenance costs depend on a variety of factors including: crew costs, costs of provisions, equipment, insurance, maintenance and repairs, and shipyard costs, many of which are beyond our control. Our total operating costs are generally related to the number of drilling rigs in operation and the cost level in each country or region where such drilling rigs are located. Equipment maintenance costs fluctuate depending upon the type of activity that the drilling rig is performing and the age and condition of the equipment. Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. While operating revenues may fluctuate as a function of changes in dayrate, costs for operating a rig may not be proportional to the dayrate received and may vary based on a variety of factors, including the scope and length of required rig preparations and the duration of the contractual period over which such expenditures are amortized. Any investments in our rigs may not result in an increased dayrate for or income from such rigs. A disproportionate amount of operating and maintenance costs in comparison to dayrates could have a material adverse effect on our business, financial condition and results of operations.

Drilling contracts with national oil companies may expose us to greater risks than we normally assume in drilling contracts with non-governmental clients.

Contracts with national oil companies are often non-negotiable and may expose us to greater commercial, political and operational risks than we assume in other contracts, such as exposure to materially greater environmental liability and other claims for damages (including consequential damages) and personal injury related to our operations, or the risk that the contract may be terminated by our client without cause on short-term notice, contractually or by governmental action, under certain conditions that may not provide us an early termination payment, collection risks and political risks. In addition, our ability to resolve disputes or enforce contractual provisions may be negatively impacted with these contracts. While we believe that the financial, commercial and risk allocation terms of these contracts and our operating safeguards mitigate these risks, we can provide no assurance that the increased risk exposure will not have an adverse impact on our future operations or that we will not increase the number of rigs contracted to national oil companies with commensurate additional contractual risks.

Governmental laws and regulations, including environmental laws and regulations, may add to our costs, result in delays, or limit our drilling activity.

Our business is affected by public policy and laws and regulations relating to the energy industry and the environment in the geographic areas where we operate.

The drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and accordingly, we are directly affected by the adoption of laws and regulations that for economic, environmental or other policy reasons curtail exploration and development drilling for oil and gas. We may be required to make significant capital expenditures to comply with governmental laws and regulations. Governments in some foreign countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries. There is increasing attention in the United States and worldwide concerning the issue of climate change and the effect of greenhouse gases, or GHGs.

Our operations are also subject to numerous laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. The modification of existing laws or regulations or the adoption of new laws or regulations that result in the curtailment of exploratory or developmental drilling for oil and gas could materially and adversely affect our operations by limiting drilling opportunities or imposing materially increased costs. As a result, the application of these laws could have a material adverse effect on our results of operations by increasing our cost of doing business, discouraging our customers from drilling for hydrocarbons, disrupting revenue through permitting or similar delays, or subjecting us to liability. For example, we, as an operator of mobile offshore drilling units in navigable U.S. waters and certain offshore areas, including the U.S. Outer Continental Shelf, are liable for damages and for the cost of removing oil spills for which we may be held responsible, subject to certain limitations. Our operations may involve the use or handling of materials that are classified as environmentally hazardous. Laws and regulations protecting the environment have generally become more stringent and in certain circumstances impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed.

In November 2012, the U.S. Coast Guard in Alaska conducted an inspection and investigation of the Noble Discoverer and the Kulluk, a rig we were providing contract labor services for, and referred the matters to the DOJ for further investigation. In December 2014, a subsidiary reached a settlement with the DOJ regarding its investigation of the Noble Discoverer and the Kulluk. Under the terms of the plea agreement, the subsidiary pled guilty to violations relating to maintaining proper oil record books for the Noble Discoverer and Kulluk, maintaining proper ballast records for the Noble Discoverer and notification of hazardous conditions with respect to the Noble Discoverer. The subsidiary paid $8.2 million in fines and $4 million in community service payments and implemented a comprehensive environmental compliance plan. Under the plea agreement, we were also placed on probation for four years. If during the term of probation, the subsidiary fails to adhere to the terms of the plea agreement, the DOJ may withdraw from the plea agreement and would be free to prosecute the subsidiary on all charges arising out of its investigation, including any charges dismissed pursuant to the terms of the plea agreement, as well as potentially other charges.

Any violation of anti-bribery or anti-corruption laws, including the Foreign Corrupt Practices Act, the United Kingdom Bribery Act, or similar laws and regulations could result in significant expenses, divert management attention, and otherwise have a negative impact on us.

We operate in countries known to have a reputation for corruption. We are subject to the risk that we, our affiliated entities or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, the United Kingdom Bribery Act 2010, or U.K. Bribery Act, and similar laws in other countries. Any violation of the FCPA, the U.K. Bribery Act or other applicable anti-corruption laws could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Further, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Changes in, compliance with, or our failure to comply with the certain laws and regulations may negatively impact our operations and could have a material adverse effect on our results of operations.

Our operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to:

•	the importing, exporting, equipping and operation of drilling rigs;

•	currency exchange controls;

•	oil and gas exploration and development;

•	taxation of offshore earnings and earnings of expatriate personnel; and

•	use and compensation of local employees and suppliers by foreign contractors.

Public and regulatory scrutiny of the energy industry has resulted in increased regulations being either proposed or implemented. In addition, existing regulations might be revised or reinterpreted, new laws, regulations and permitting requirements might be adopted or become applicable to us, our rigs, our customers, our vendors or our service providers, and future changes in laws and regulations could significantly increase our costs and could have a material adverse effect on our business, financial condition and results of operations. In addition, we may be required to post additional surety bonds to secure performance, tax, customs and other obligations relating to our rigs in jurisdictions where bonding requirements are already in effect and in other jurisdictions where we may operate in the future. These requirements would increase the cost of operating in these countries, which could materially adversely affect our business, financial condition and results of operations.

In response to the Macondo well blowout incident in April 2010, the U.S. Department of Interior, through the Bureau of Ocean Energy Management (“BOEM”) and the Bureau of Safety and Environmental Enforcement (“BSEE”), began an overhaul of the offshore oil and natural gas regulatory process that significantly impacted oil and gas development regulated by the United States. From time to time, new rules, regulations and requirements have been proposed and implemented by BOEM, BSEE or the United States Congress that could materially limit or prohibit, and increase the cost of, offshore drilling. For example, in February 2015, BOEM and BSEE announced a proposed rule revising and adding requirements for drilling on the U.S. Arctic Outer Continental Shelf. Similarly, in April 2015, BSEE announced a proposed blowout preventer systems and well control rule. We are also subject to increasing regulatory requirements and scrutiny in the North Sea jurisdictions and other countries. These new rules, regulations and requirements including the adoption of new safety requirements and policies relating to the approval of drilling permits, restrictions on oil and gas development and production activities in the U.S. Gulf of Mexico and elsewhere, implementation of safety and environmental management systems, mandatory third party compliance audits, and the promulgation of numerous Notices to Lessees or similar new regulatory requirements outside of the U.S. have impacted and may continue to impact our operations by causing increased costs, delays and operational restrictions. In addition to these rules, regulations and requirements, the U.S. federal government is considering new legislation that could impose additional equipment and safety requirements on operators and drilling contractors in the U.S., as well as regulations relating to the protection of the environment. If the new regulations, policies, operating procedures and possibility of increased legal liability resulting from the adoption or amendment of rules and regulations applicable to our operations in the U.S. or other jurisdictions are viewed by our current or future customers as a significant impairment to expected profitability on projects, then they could discontinue or curtail their offshore operations in the impacted region, thereby adversely affecting our operations by limiting drilling opportunities or imposing materially increased costs.

Adverse effects may continue as a result of the uncertainty of ongoing inquiries, investigations and court proceedings, or additional inquiries and proceedings by federal or state regulatory agencies or private plaintiffs. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation or increased permitting requirements. Legal proceedings or other matters against us, including environmental matters, suits, regulatory appeals, challenges to our permits by citizen groups and similar matters, might result in adverse decisions against us. The result of such adverse decisions, both individually or in the aggregate, could be material and may not be covered fully or at all by insurance.

Operational interruptions or maintenance or repair work may cause our customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to loss of revenue or termination or renegotiation of the drilling contract.

If our drilling rigs are idle for reasons that are not related to the ability of the rig to operate, our customers are entitled to pay a waiting, or standby, rate lower than the full operational rate. In addition, if our drilling rigs are taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in our drilling contracts, we will not be entitled to payment of dayrates until the rig is able to work. Several factors could cause operational interruptions, including:

•	breakdowns of equipment and other unforeseen engineering problems;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	delays in repairs by suppliers;

•	surveys by government and maritime authorities;

•	periodic classification surveys;

•	inability to obtain permits;

•	severe weather, strong ocean currents or harsh operating conditions; and

•	force majeure events.

If the interruption of operations were to exceed a determined period due to an event of force majeure, our customers have the right to pay a rate that is significantly lower than the waiting rate for a period of time, and, thereafter, may terminate the drilling contracts related to the subject rig. Suspension of drilling contract payments, prolonged payment of reduced rates or termination of any drilling contract as a result of an interruption of operations as described herein could materially adversely affect our business, financial condition and results of operations.

As a result of our significant cash flow needs, we may be required to incur additional indebtedness, and in the event of lost market access, may have to delay or cancel discretionary capital expenditures.

Our currently anticipated cash flow needs, both in the short-term and long-term, may include the following:

•	normal recurring operating expenses;

•	repayment of debt;

•	committed and discretionary capital expenditures; and

•	payments of dividends.

In the future, we may require funding for capital expenditures that is beyond the amount available to us from cash generated by our operations, cash on hand and borrowings under our existing bank credit facility. We may raise such additional capital in a number of ways, including accessing capital markets, obtaining additional lines of credit or disposing of assets. However, we can provide no assurance that any of these options will be available to us on terms acceptable to us or at all.

Our debt instruments could limit our operations and our debt level may limit our flexibility to obtain financing and pursue business opportunities. Our ability to obtain financing or to access the capital markets may be limited by our financial condition and our credit ratings at the time of any such financing and the covenants in our existing debt agreements, as well as by adverse market conditions resulting from, among other things, a depressed oil price, general economic conditions and uncertainties that are beyond our control. Even if we are successful in obtaining additional capital through debt financings, incurring additional indebtedness may significantly increase our interest expense and may reduce our flexibility to respond to changing business and economic conditions or to fund working capital needs, because we will require additional funds to service our outstanding indebtedness.

We may delay or cancel discretionary capital expenditures, which could have certain adverse consequences, including delaying upgrades or equipment purchases that could make the affected rigs less competitive, adversely affect customer relationships and negatively impact our ability to contract such rigs.

We may have difficulty obtaining or maintaining insurance in the future and our insurance coverage and contractual indemnity rights may not protect us against all of the risks and hazards we face.

We do not procure insurance coverage for all of the potential risks and hazards we may face. Furthermore, we cannot assure you that we will be able to obtain insurance against all of the risks and hazards we face or that we will be able to obtain or maintain adequate insurance at rates and with deductibles or retention amounts that we consider commercially reasonable.

Our insurance carriers may interpret our insurance policies such that they do not cover losses for which we make claims. Our insurance policies may also have exclusions of coverage for some losses. Uninsured exposures may include expatriate activities prohibited by U.S. laws, radiation hazards, certain loss or damage to property onboard our rigs and losses relating to shore-based terrorist acts or strikes. Furthermore, the damage sustained to offshore oil and gas assets as a result of hurricanes has negatively impacted certain aspects of the energy insurance market, resulting in more restrictive and expensive coverage for U.S. named windstorm perils due to the price or lack of availability of coverage. Accordingly, we have in the past self-insured the rigs in the U.S. Gulf of Mexico for named windstorm perils. We currently have windstorm coverage but will continue to monitor the insurance market conditions in the future and may decide not to, or be unable to, purchase named windstorm coverage for some or all of the rigs operating in the U.S. Gulf of Mexico.

Under our drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that we and our customers assume liability for our respective personnel and property, irrespective of the fault or negligence of the party indemnified. Although our drilling contracts generally provide for indemnification from our customers for certain liabilities, including liabilities resulting from pollution or contamination originating below the surface of the water, enforcement of these contractual rights to indemnity may be limited by public policy and other considerations and, in any event, may not adequately cover our losses from such incidents. There can also be no assurance that those parties with contractual obligations to indemnify us will necessarily be in a financial position to do so.

Although we maintain insurance in the geographic areas in which we operate, pollution, reservoir damage and environmental risks generally are not fully insurable. Our insurance policies may not adequately cover our losses or may have exclusions of coverage for some losses. We do not have insurance coverage or rights to indemnity for all risks, including loss of hire insurance on most of the rigs in our fleet. Uninsured exposures may include expatriate activities prohibited by U.S. laws and regulations, radiation hazards, certain loss or damage to property onboard our rigs and losses relating to shore-based terrorist acts or strikes. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our business, financial condition and results of operations.

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our worldwide earnings, which could result in a material adverse effect on our financial condition and results of operations.

Income tax returns that we file will be subject to review and examination. We will not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries, if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure, or if we lose a material tax dispute in any country, our effective tax rate on our worldwide earnings could increase substantially and result in a material adverse effect on our financial condition.

Our consolidated effective income tax rate may vary substantially from one reporting period to another.

We cannot provide any assurances as to what our consolidated effective income tax rate will be because of, among other matters, uncertainty regarding the nature and extent of our business activities in any particular jurisdiction in the future and the tax laws of such jurisdictions, as well as potential changes in U.K., U.S. and other foreign tax laws, regulations or treaties or the interpretation or enforcement thereof, changes in the administrative practices and precedents of tax authorities or any reclassification or other matter (such as changes in applicable accounting rules) that increases the amounts we have provided for income taxes or deferred tax assets and liabilities in our consolidated financial statements. In addition, as a result of frequent changes in the taxing jurisdictions in which our drilling rigs are operated and/or owned, changes in the overall level of our income and changes in tax laws, our consolidated effective income tax rate may vary substantially from one reporting period to another. Income tax rates imposed in the tax jurisdictions in which our subsidiaries conduct operations vary, as does the tax base to which the rates are applied. In some cases, tax rates may be applicable to gross revenues, statutory or negotiated deemed profits or other bases utilized under local tax laws, rather than to net income. Our drilling rigs frequently move from one taxing jurisdiction to another to perform contract drilling services. In some instances, the movement of drilling rigs among taxing jurisdictions will involve the transfer of ownership of the drilling rigs among our subsidiaries. If we are unable to mitigate the negative consequences of any change in law, audit, business activity or other matter, this could cause our consolidated effective income tax rate to increase and cause a material adverse effect on our financial position, operating results and/or cash flows.

Our operations are subject to numerous laws and regulations relating to the protection of the environment and of human health and safety, and compliance with these laws and regulations could impose significant costs and liabilities that exceed our current expectations.

Substantial costs, liabilities, delays and other significant issues could arise from environmental, health and safety laws and regulations covering our operations, and we may incur substantial costs and liabilities in maintaining compliance with such laws and regulations. Our operations are subject to extensive international conventions and treaties, and national or federal, state and local laws and regulations, governing environmental protection, including with respect to the discharge of materials into the environment and the security of chemical and industrial facilities. These laws govern a wide range of environmental issues, including:

•	the release of oil, drilling fluids, natural gas or other materials into the environment;

•	air emissions from our drilling rigs or our facilities;

•	handling, cleanup and remediation of solid and hazardous wastes at our drilling rigs or our facilities or at locations to which we have sent wastes for disposal;

•	restrictions on chemicals and other hazardous substances; and

•	wildlife protection, including regulations that ensure our activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species.

Various governmental authorities have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits, or the release of oil or other materials into the environment, may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of moratoria or injunctions limiting or preventing some or all of our operations, delays in granting permits and cancellation of leases, or could affect our relationship with certain consumers.

There is an inherent risk of the incurrence of environmental costs and liabilities in our business, some of which may be material, due to the handling of our customers’ hydrocarbon products as they are gathered, transported, processed and stored, air emissions related to our operations, historical industry operations, and water and waste disposal practices. Joint, several or strict liability may be incurred without regard to fault under certain environmental laws and regulations for the remediation of contaminated areas and in connection with past, present or future spills or releases of natural gas, oil and wastes on, under, or from past, present or future facilities. Private parties may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage arising from our operations. In addition, increasingly strict laws, regulations and enforcement policies could materially increase our compliance costs and the cost of any remediation that may become necessary. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control equipment requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for our operations. If there is a delay in obtaining any required environmental regulatory approvals, or if we fail to obtain and comply with them, the operation or construction of our facilities could be prevented or become subject to additional costs. In addition, the steps we could be required to take to bring certain facilities into regulatory compliance could be prohibitively expensive, and we might be required to shut down, divest or alter the operation of those facilities, which might cause us to incur losses.

We make assumptions and develop expectations about possible expenditures related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, our assumptions may change, and new capital costs may be incurred to comply with such changes. In addition, new environmental laws and regulations might adversely affect our operations, as well as waste management and air emissions. For instance, governmental agencies could impose additional safety requirements, which could affect our profitability. Further, new environmental laws and regulations might adversely affect our customers, which in turn could affect our profitability.

Finally, although some of our drilling rigs will be separately owned by our subsidiaries, under certain circumstances a parent company and all of the unit-owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under environmental laws. Therefore, it is possible that we could be subject to liability upon a judgment against us or any one of our subsidiaries.

Construction, conversion or upgrades of rigs are subject to risks, including delays and cost overruns, which could have an adverse impact on our available cash resources and results of operations.

We will continue to make upgrades, refurbishment and repair expenditures to our fleet from time to time, some of which may be unplanned. Our customers may also require certain shipyard reliability upgrade projects for our rigs. These projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:

•	shortages of equipment, materials or skilled labor;

•	work stoppages and labor disputes;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	local customs strikes or related work slowdowns that could delay importation of equipment or materials;

•	weather interferences;

•	difficulties in obtaining necessary permits or approvals or in meeting permit or approval conditions;

•	design and engineering problems;

•	inadequate regulatory support infrastructure in the local jurisdiction;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

•	unanticipated actual or purported change orders;

•	client acceptance delays;

•	disputes with shipyards and suppliers;

•	delays in, or inability to obtain, access to funding;

•	shipyard availability, failures and difficulties, including as a result of financial problems of shipyards or their subcontractors; and

•	failure or delay of third-party equipment vendors or service providers.

The failure to complete a rig repair, upgrade, refurbishment or new construction on time, or at all, or the inability to complete a rig conversion or new construction in accordance with its design specifications, may result in loss of revenues, penalties, or delay, renegotiation or cancellation of a drilling contract or the recognition of an asset impairment. Additionally, capital expenditures for rig repair, upgrade, refurbishment and construction projects could materially exceed our planned capital expenditures. Moreover, when our rigs are undergoing upgrade, refurbishment and repair, they may not earn a dayrate during the period they are out of service. If we experience substantial delays and cost overruns in our shipyard projects, it could have a material adverse effect on our business, financial condition and results of operations. We currently have no new rigs under construction.

Acts of terrorism, piracy and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on our results of operations.

Acts of terrorism and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours. In addition, acts of terrorism, piracy and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services. Insurance premiums could increase and coverage may be unavailable in the future. Government regulations may effectively preclude us from engaging in business activities in certain countries. These regulations could be amended to cover countries where we currently operate or where we may wish to operate in the future.

Our drilling contracts do not generally provide indemnification against loss of capital assets or loss of revenues resulting from acts of terrorism, piracy or political or social unrest. We have limited insurance for our assets providing coverage for physical damage losses resulting from risks, such as terrorist acts, piracy, vandalism, sabotage, civil unrest, expropriation and acts of war, and we do not carry insurance for loss of revenues resulting from such risks.

Our information technology systems and those of our service providers are subject to cybersecurity risks and threats.

We depend on information technology systems that we manage, and others that are managed by our third-party service and equipment providers, to conduct our operations, including critical systems on our drilling units, and these systems are subject to risks associated with cyber incidents or attacks. It has been reported that unknown entities or groups have mounted cyber-attacks on businesses and other organizations solely to disable or disrupt computer systems, disrupt operations and, in some cases, steal data. Due to the nature of cyber-attacks, breaches to our or our service or equipment providers’ systems could go unnoticed for a prolonged period of time. These cybersecurity risks could disrupt our operations and result in downtime, loss of revenue, or the loss of critical data as well as result in higher costs to correct and remedy the effects of such incidents. If our or our service or equipment providers’ systems for protecting against cyber incidents or attacks prove to be insufficient and an incident were to occur, it could have a material adverse effect on our business, financial condition, results of operations or cash flows. Currently, we do not carry insurance for losses related to cybersecurity attacks, and may elect to not obtain such insurance in the future.

Failure to attract and retain skilled personnel or an increase in personnel costs could adversely affect our operations.

We require skilled personnel to operate and provide technical services and support for our drilling units. In the past, during periods of high demand for drilling services and increasing worldwide industry fleet size, shortages of qualified personnel have occurred. During periods of low demand, such as the one we are currently experiencing, there are layoffs of qualified personnel, who often find work with competitors or leave the industry. As a result, once market conditions improve, we may face shortages of qualified personnel, which would impair our ability to attract qualified personnel for our new or existing drilling units, impair the timeliness and quality of our work and create upward pressure on personnel costs, any of which could adversely affect our operations.

Unionization efforts and labor regulations in certain countries in which we operate could materially increase our costs or limit our flexibility.

Certain of our employees and contractors in international markets are represented by labor unions or work under collective bargaining or similar agreements, which are subject to periodic renegotiation. Efforts may be made from time to time to unionize portions of our workforce. In addition, we may be subject to strikes or work stoppages and other labor disruptions in the future. Additional unionization efforts, new collective bargaining agreements or work stoppages could materially increase our costs, reduce our revenues or limit our operational flexibility.

Any failure to comply with the complex laws and regulations governing international trade could adversely affect our operations.

The shipment of goods, services and technology across international borders subjects our business to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. U.S. sanctions, in particular, are targeted against certain countries that are heavily involved in the petroleum and petrochemical industries, which includes drilling activities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting our operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside our control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and regulatory trading obligations could also result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

Currently, we do not, nor do we intend to, operate in countries that are subject to significant sanctions and embargoes imposed by the U.S. government or identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. Although we believe that we will be in compliance with all applicable sanctions and embargo laws and regulations at the filing date, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to significant U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments.

Pension expenses associated with our retirement benefit plans may fluctuate significantly depending upon changes in actuarial assumptions, future investment performance of plan assets and legislative or other regulatory actions.

A portion of our current and retired employee population is covered by pension and other post-retirement benefit plans, the costs of which are dependent upon various assumptions, including estimates of rates of return on benefit plan assets, discount rates for future payment obligations, mortality assumptions, rates of future cost growth and trends for future costs. In addition, funding requirements for benefit obligations of our pension and other post-retirement benefit plans are subject to legislative and other government regulatory actions. Future changes in estimates and assumptions associated with our pension and other post-retirement benefit plans could have a material adverse effect on our financial condition, results of operations, cash flows and/or financial disclosures.

Fluctuations in exchange rates and nonconvertibility of currencies could result in losses to us.

We may experience currency exchange losses when revenues are received or expenses are paid in nonconvertible currencies, when we do not hedge an exposure to a foreign currency or when the result of a hedge is a loss. We may also incur losses as a result of an inability to collect revenues due to a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

We are subject to litigation that could have an adverse effect on us.

We are, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, asbestos and other toxic tort claims, environmental claims or proceedings, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and there can be no assurance as to the ultimate outcome of any litigation. Litigation may have an adverse effect on us because of potential negative outcomes, costs of attorneys, the allocation of management’s time and attention, and other factors.

Risk Factors Relating to the Notes

There is no established trading market for the notes, and therefore there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.

The notes will constitute a new issue of securities with no established trading market. We have not applied and do not intend to apply to list the notes on any national securities exchange or inter-dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time, in their sole discretion. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes.

We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive if and when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers;

•	the market for similar securities; and

•	prevailing interest rates.

You should not purchase the notes unless you understand, and know you can bear, all of the investment risks involving the notes.

The notes are obligations exclusively of NHIL, as issuer, and Noble-Cayman, as guarantor, and not of any of their respective subsidiaries, and payments to holders of the notes will be effectively subordinated to the claims of such other subsidiaries’ creditors.

The notes are obligations exclusively of NHIL, as issuer, and Noble-Cayman, as guarantor of payment of the notes, and not of any of their respective subsidiaries. We conduct our operations primarily through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt-service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt-service obligations, including payments on the notes. Our subsidiaries will be permitted under the terms of the indenture governing the notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets, will be structurally subordinated to all indebtedness and other liabilities of such subsidiaries. As a result, holders of the notes have a junior position to the claims of creditors of such subsidiaries on their assets and earnings.

As of December 9, 2016, there were no borrowings outstanding under the revolving credit facility (under which NIFCO, a subsidiary of Noble-Cayman, is also a borrower). The revolving credit facility is guaranteed by NHIL and NHC, subsidiaries of Noble-Cayman. As of December 9, 2016, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $4.2 billion of unsecured long-term senior notes (including current maturities) outstanding. Of this amount, both Noble-Cayman and NHIL are obligated as issuers or guarantors on $4.0 billion of senior unsecured notes and certain subsidiaries of Noble-Cayman other than NHIL are obligated as issuers or guarantors on $202 million of senior unsecured notes. As a result, the notes offered hereby will be effectively subordinated to the obligations of certain subsidiaries of Noble-Cayman other than NHIL on $202 million of indebtedness under senior unsecured notes, to the obligations of NIFCO under the revolving credit facility, to the guarantee obligations of NHC on any amounts outstanding under the revolving credit facility and to any secured indebtedness, to the extent of the value of the collateral securing such indebtedness (as described in the risk factor immediately below).

Payments on the notes, including under the guarantee, will be effectively subordinated to claims of secured creditors.

The notes represent unsecured obligations of NHIL. Accordingly, any secured creditor of NHIL or any subsidiary of NHIL will have claims that are superior to the claims of holders of the notes to the extent of the value of the collateral securing that other indebtedness. Similarly, the guarantee of the notes will effectively rank junior to any secured debt of Noble-Cayman, as the guarantor, or any of its subsidiaries, to the extent of the value of the collateral securing such indebtedness. In the event of any distribution or payment of assets of NHIL or Noble-Cayman or any of their respective subsidiaries in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, secured creditors of NHIL, Noble-Cayman and such subsidiaries, respectively, will have a superior claim to their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of unsecured senior indebtedness of NHIL, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of NHIL. As a result, holders of notes may receive less, ratably, than secured creditors of NHIL. As of December 9, 2016, NHIL and its subsidiaries had no secured indebtedness outstanding.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from entering into a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions. We could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. If new debt is added to our current debt levels, the related risks that we now face could increase.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings by Noble-Cayman under its revolving credit facility, will be sufficient to enable us to pay our indebtedness, including the notes, and to fund our other liquidity needs.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of specific kinds of change of control events and a ratings decline, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. Additionally, under our revolving credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under our revolving credit facility and the commitments to lend would terminate. The source of funds for any purchase of the notes and repayment of borrowings under our revolving credit facility will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Change of Control Repurchase Event and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture that will govern the notes. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our revolving credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, will not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of the Notes—Change of Control Repurchase Event.” The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture that will govern the notes which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale or disposition of all or substantially all of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market value of the notes and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated decreases in our credit ratings will generally adversely affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

We may not consummate the Tender Offers, and this offering is not conditioned on the consummation of the Tender Offers.

We intend to use the net proceeds, together with cash on hand, to pay the purchase price and accrued interest (together with fees and expenses) in the Tender Offers, as described under “Summary—Recent Developments—Tender Offers.” However, there can be no assurance as to the amount of Target Notes that will be tendered in the Tender Offers or that we will consummate the Tender Offers, which are subject to market conditions and other factors. This offering is not conditioned on the consummation of the Tender Offers. Therefore, upon the closing of this offering, you will become a holder of the notes regardless of whether the Tender Offers are consummated, delayed or terminated. If the Tender Offers are delayed or terminated, the value of the notes may decline to the extent that their price reflects a market assumption that the Tender Offers will be consummated on the terms described herein.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $967.6 million, after deducting underwriting discounts and estimated offering expenses. NHIL intends to use the net proceeds, together with cash on hand, to pay the purchase price and accrued interest (together with fees and expenses) in the Tender Offers, and any remaining proceeds will be used for general corporate purposes, which may include the further retirement of debt, including the purchase of debt in open market or privately negotiated transactions. Until we apply the net proceeds for the purposes described above, we may invest such proceeds in short-term liquid investments.

As of September 30, 2016, approximately $467 million aggregate principal amount of the 2020 Notes was outstanding. The interest rate on the aggregate principal amount of the 2020 Notes is 4.90%.

As of September 30, 2016, approximately $396 million aggregate principal amount of the 2021 Notes was outstanding. The interest rate on the aggregate principal amount of the 2021 Notes is 4.625%.

As of September 30, 2016, approximately $399 million aggregate principal amount of the 2022 Notes was outstanding. The interest rate on the aggregate principal amount of the 2022 Notes is 3.95%.

Certain of the underwriters or their affiliates may own a portion of one or more series of the Target Notes that are subject to the Tender Offers and accordingly may receive a portion of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth Noble-Cayman’s consolidated (1) cash and cash equivalents and (2) capitalization as of September 30, 2016 on an actual basis and on an as adjusted basis to give effect to the offering of the notes.

	September 30, 2016
	Actual	As Adjusted(1)
	(In thousands)
Cash and cash equivalents(2)	$425,749	$1,393,349

Total debt:
2.50% Senior Notes due 2017	$299,983	$299,983
5.25% Senior Notes due 2018(3)	249,725	249,725
7.50% Senior Notes due 2019	201,695	201,695
4.90% Senior Notes due 2020	467,195	467,195
4.625% Senior Notes due 2021	396,337	396,337
3.95% Senior Notes due 2022	399,424	399,424
6.95% Senior Notes due 2025(3)	448,886	448,886
6.20% Senior Notes due 2040	399,898	399,898
6.05% Senior Notes due 2041	397,748	397,748
5.25% Senior Notes due 2042	498,361	498,361
7.95% Senior Notes due 2045(3)	394,601	394,601
7.750% Senior Notes due 2024 offered hereby	—	980,100
Revolving credit facility and commercial paper program(2)	—	—

Total debt	4,153,853	5,133,953

Less: Unamortized debt issuance costs	(23,867)	(36,367)

Total debt, net of debt issuance costs	4,129,986	5,097,586

Shareholder equity	7,039,714	7,039,714

Total capitalization	$11,169,700	$12,137,300

(1)	Although the intended use of net proceeds from this offering, together with cash on hand, is to pay the purchase price and accrued interest (together with fees and expenses) in the Tender Offers, the As Adjusted column does not give effect to the Tender Offers and presents the net proceeds from this offering as an upward adjustment to cash and cash equivalents pending their intended use. There can be no assurance that we will consummate the Tender Offers, which are subject to market conditions and other factors. As of September 30, 2016, the aggregate principal amount outstanding of the Target Notes was approximately $1.3 billion.
(2)	As of December 9, 2016, there were no borrowings outstanding under Noble-Cayman’s revolving credit facility. During the three months ended September 30, 2016, we terminated our commercial paper program which had allowed us to issue up to $2.4 billion in unsecured commercial paper notes. All or a portion of the net offering proceeds shown as applied to As Adjusted cash and cash equivalents will be used to pay the purchase price and accrued interest (together with fees and expenses) in the Tender Offers, and any remaining proceeds will be used for general corporate purposes, which may include the retirement of debt, including the purchase of debt in open market or privately negotiated transactions.
(3)

In February 2016, as a result of a reduction in Noble-UK’s debt rating below investment grade by Moody’s Investors Service, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes due 2045 were increased 1.00% each to 5.00%, 6.95% and 7.95%, respectively, effective the first day of each interest period after which the downgrade occurred. As a result of an additional downgrade by S&P Global Ratings in July 2016, the interest rates on these Senior Notes were further increased by 0.25% each to 5.25%, 7.20% and 8.20%, respectively, with the interest rate increase taking effect during the third quarter for the Senior Notes due 2018 and during the fourth quarter for the Senior Notes due 2025 and the Senior Notes due 2045. On December 13, 2016, S&P Global Ratings downgraded Noble-UK’s debt rating by two notches to BB- with a negative outlook. As a result, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes due 2045 will increase to 5.75%, 7.70% and 8.70%, respectively, beginning with the first day of the next interest period. Our revolving credit facility has a provision which changes the applicable interest rate based upon our credit ratings, and these reduced credit ratings increase our interest expense for borrowings under our revolving credit facility. These reduced credit ratings could potentially reduce our access to additional liquidity.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Indebtedness of Noble-Cayman and NHIL and Related Guarantees

As of December 9, 2016, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $4.2 billion of unsecured long-term senior notes (including current maturities) outstanding. As of December 9, 2016, there were no borrowings outstanding under Noble-Cayman’s unsecured revolving credit facility.

Unsecured Long-term Senior Notes

The $4.2 billion of long-term senior notes of Noble-Cayman and its subsidiaries outstanding as of December 9, 2016 were originally issued by NHIL ($4.0 billion original principal amount) and Noble Drilling Corporation ($250 million original principal amount; $202 million aggregate principal amount outstanding as of December 9, 2016). At the time of issuance of such senior notes or subsequent to such issuance, Noble-Cayman or one or more subsidiaries of Noble-Cayman was or became a co-issuer or guarantor or otherwise became obligated on such senior notes, such that, as of December 9, 2016, the issuers, co-issuers and guarantors of such senior notes were as follows:

Notes	Issuer (Co-Issuer(s))	Guarantor(s)

$300 million 2.50% Senior Notes due 2017	NHIL	Noble-Cayman

$250 million 5.25% Senior Notes due 2018	NHIL	Noble-Cayman

$202 million 7.50% Senior Notes due 2019	NHC; Noble Drilling Holding, LLC (“NDH”); Noble Drilling Services 6 LLC (“NDS6”)	Noble-Cayman

$468 million 4.90% Senior Notes due 2020	NHIL	Noble-Cayman

$397 million 4.625% Senior Notes due 2021	NHIL	Noble-Cayman

$400 million 3.95% Senior Notes due 2022	NHIL	Noble-Cayman

$450 million 7.2% Senior Notes due 2025	NHIL	Noble-Cayman

$400 million 6.20% Senior Notes due 2040	NHIL	Noble-Cayman

$400 million 6.05% Senior Notes due 2041	NHIL	Noble-Cayman

$500 million 5.25% Senior Notes due 2042	NHIL	Noble-Cayman

$400 million 8.2% Senior Notes due 2045	NHIL	Noble-Cayman

All of the entities listed in the table above, other than Noble-Cayman, are indirect subsidiaries of Noble-Cayman. None of the entities listed in the table above are subsidiaries of NHIL except for NDH and NDS6, which are wholly-owned subsidiaries of NHIL.

In February 2016, as a result of a reduction in Noble-UK’s debt rating below investment grade by Moody’s Investors Service, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes due 2045 were increased 1.00% each to 5.00%, 6.95% and 7.95%, respectively, effective the first day of each interest period after which the downgrade occurred. As a result of an additional downgrade by S&P Global Ratings in July 2016, the interest rates on these Senior Notes were further increased by 0.25% each to 5.25%, 7.20% and 8.20%, respectively, with the interest rate increase taking effect during the third quarter for the Senior Notes due 2018 and during the fourth quarter for the Senior Notes due 2025 and the Senior Notes due 2045. On December 13, 2016, S&P Global Ratings downgraded Noble-UK’s debt rating by two notches to BB- with a negative outlook. As a result, the interest rates on our Senior Notes due 2018, Senior Notes due 2025 and Senior Notes

due 2045 will increase to 5.75%, 7.70% and 8.70%, respectively, beginning with the first day of the next interest period. Our revolving credit facility has a provision which changes the applicable interest rate based upon our credit ratings, and these reduced credit ratings increase our interest expense for borrowings under our revolving credit facility. These reduced credit ratings could potentially reduce our access to additional liquidity.

Noble-Cayman Unsecured Revolving Credit Facility

Noble-Cayman and NIFCO are borrowers under a five-year $2.4 billion senior unsecured revolving credit facility scheduled to mature in January 2020. Subject to the satisfaction of certain conditions, Noble-Cayman may from time to time designate one or more of its other wholly-owned non-U.S. subsidiaries as additional borrowers under the revolving credit facility. The borrowers under the revolving credit facility cross-guarantee the obligations of each other borrower thereunder. In addition, NHIL and NHC currently guarantee the obligations of the borrowers thereunder. Noble-Cayman may, subject to certain customary conditions and in no event on more than two occasions during the term of the revolving credit facility, request that the term of the revolving credit facility be extended for an additional one-year period. Pursuant to the terms of the revolving credit facility, Noble-Cayman may, subject to certain customary conditions, including the successful procurement of additional commitments from new or existing lenders, elect to increase the amount available under the revolving credit facility up to $3.5 billion. The revolving credit facility provides for a swingline subfacility in the amount of up to $400 million and a letter of credit subfacility in an amount of up to $500 million (subject to certain lenders agreeing to become issuers of letters of credit following the closing date). Borrowings may be made under the revolving credit facility (a) at the sum of Adjusted LIBOR (as defined in the revolving credit facility) plus an applicable margin (currently 1.65 percent based on Noble-Cayman’s current credit ratings), or (b) at the base rate (as defined in the revolving credit facility) plus an applicable margin (currently 0.650 percent based on Noble-Cayman’s current credit ratings). The margin applicable to the interest rate under the revolving credit facility may increase further if Noble-Cayman is subject to an additional ratings downgrade.

As of December 9, 2016, there were no borrowings outstanding under the revolving credit facility. At December 9, 2016, there was $2.445 billion of remaining availability under the revolving credit facility.

Certain Letters of Credit, Surety and Other Bonds and Guarantees

As of December 9, 2016, Noble-Cayman had no letters of credit issued under the revolving credit facility.

DESCRIPTION OF THE NOTES

The notes offered by this prospectus supplement will constitute a separate series of senior debt securities of NHIL as described below and in the accompanying prospectus. The notes will be issued under an indenture between NHIL, as issuer, and Wells Fargo Bank, N.A., as trustee, and a second supplemental indenture among NHIL, as issuer, the trustee and Noble-Cayman, as guarantor. In this section, references to the “indenture” refer to the indenture as supplemented and amended by the second supplemental indenture. The summary of selected provisions of the notes and the indenture referred to below, supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities.” This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture, including the second supplemental indenture providing for the guarantee by Noble-Cayman, have been or will be filed by Noble-Cayman with the SEC, and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus. Capitalized terms used and not defined in this description have the meaning given them in the accompanying prospectus or the indenture.

In this section, references to “NHIL”, “we,” “our,” “us” and the “Company” mean NHIL, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and references to “Noble-Cayman” mean Noble-Cayman, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The notes will constitute a separate series of senior debt securities under the indenture, initially limited to $1.0 billion aggregate principal amount of notes. We may, from time to time, without giving notice to or seeking the consent of the holders of the debt securities, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes issued in this offering. Any additional notes having such similar terms together with the previously issued notes will constitute a single series of debt securities under the indenture.

The notes will mature on January 15, 2024 and will bear interest at the rate of 7.750% per annum, accruing from December 28, 2016. Interest on the notes will be paid semi-annually, in arrears, on January 15 and July 15 to the holders of record at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under the caption “—Book-Entry, Delivery and Form.” If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

So long as the notes are in book-entry form, you will receive payments and may transfer notes only through the facilities of the Depositary and its direct and indirect participants. See “—Book-Entry, Delivery and Form” below. We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the notes and the indenture may be delivered to us and where certificated notes may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the agent of the trustee in the City of New York, which is currently located at Wells Fargo Bank, N.A., 150 East 42nd Street, New York, New York 10017.

So long as the notes are in book-entry form, we will make payments on the notes to the Depositary or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds. If notes are issued in definitive certificated form under the limited circumstances described below under the caption “—Book-Entry, Delivery and Form,” we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

We will pay principal of and any premium on the notes at their stated maturity, upon redemption or otherwise, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

We will be entitled to redeem the notes at our option as described below under the caption “—Optional Redemption.” You will not be permitted to require us to redeem or repurchase the notes. The notes will not be subject to a sinking fund.

Ranking of Notes; Guarantee

The notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with any and all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries or other subsidiaries of Noble-Cayman. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. As a result, the notes will be effectively subordinated to any and all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

The due and punctual payment of the principal of, premium, if any, and interest on and all other amounts due under the notes will be fully and unconditionally guaranteed by Noble-Cayman. The guarantee will be the general unsecured obligation as to payment of Noble-Cayman and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of Noble-Cayman, including other guarantees by Noble-Cayman in favor of its subsidiaries other than NHIL. Because Noble-Cayman conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by the subsidiaries of Noble-Cayman, Noble-Cayman depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the guarantee relating to the notes. As a result, the guarantee will be effectively subordinated to any and all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the subsidiaries of Noble-Cayman other than NHIL. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Noble-Cayman.

As of December 9, 2016, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $4.2 billion of unsecured long-term senior notes (including current maturities) outstanding. Of this amount, both Noble-Cayman and NHIL are obligated as issuers or guarantors on $4.0 billion of senior unsecured notes and certain subsidiaries of Noble-Cayman other than NHIL are issuers or guarantors on $202 million of senior unsecured notes. As a result, the notes offered hereby will be effectively subordinated to the obligations of certain subsidiaries of Noble-Cayman other than NHIL on $202 million of indebtedness, to the obligations of NIFCO under the revolving credit facility, to the guarantee obligations of NHC on any amounts outstanding under the revolving credit facility and to any secured debt.

In addition to the debt described above, Noble-Cayman and NIFCO are borrowers under a five-year $2.4 billion senior unsecured revolving credit facility. NHIL and NHC have guaranteed any borrowings outstanding under the revolving credit facility. Further, under the revolving credit facility, Noble-Cayman and NIFCO, as borrowers, cross-guarantee one another’s obligations thereunder. As of December 1, 2016, there were no borrowings outstanding under the revolving credit facility.

Optional Redemption

The notes will be redeemable, at our option, at any time or from time to time, in whole or in part, on any date prior to maturity (the “Redemption Date”) in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. The redemption price for the notes to be redeemed at any time on or after October 15, 2023 (three months prior to the maturity date of such notes) will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The redemption price for the notes to be redeemed at any time prior to October 15, 2023 (the “Make-Whole Redemption Price”) will equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid. The Make-Whole Redemption Price will never be less than 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the Redemption Date.

The amount of the Make-Whole Premium with respect to any note (or portion of a note) to be redeemed will be equal to the excess, if any, of:

(i)	the sum of the present values, calculated as of the Redemption Date, of:

(A) each interest payment that, but for the redemption, would have been payable on the note (or its portion) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period before the Redemption Date); and

(B) the principal amount that, but for the redemption, would have been payable at the final maturity of the note (or its portion) being redeemed;

over

(ii)	the principal amount of the note (or its portion) being redeemed.

The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 50 basis points.

The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by us; provided that if we fail to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make the calculation, such calculation will be made by Credit Suisse Securities (USA) LLC or, if that firm is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the trustee (in any such case, an “Independent Investment Banker”).

For purposes of determining the Make-Whole Premium, “Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of U.S. Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the applicable series of notes, calculated to the nearest 1/12 of a year (the “Remaining Term”). The Treasury Yield will be determined as of the third business day immediately before the applicable Redemption Date.

The weekly average yields of U.S. Treasury Notes will be determined by referring to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release contains a weekly average yield for U.S. Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the U.S. Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the U.S. Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded to the nearest 1/100th of 1% with any figure of 1/200% or above being rounded upward. If weekly average yields for U.S. Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed pro rata or by lot (or, in the case of notes in global form, by such method as DTC may require). The trustee may select for redemption notes and portions of notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, unless NHIL has previously or concurrently exercised its right to redeem all of the notes as described under “—Optional Redemption,” each holder of notes will have the right, except as provided below, to require that NHIL repurchase all or any part (in denominations of $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes for a cash price equal to 101.0% of the aggregate principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase (the “Change of Control Payment”).

Not later than 30 days following any Change of Control Repurchase Event, NHIL will deliver, or cause to be delivered, to the holders of record of the notes, with a copy to the trustee, a notice:

(1)	describing the transaction or transactions that constitute the Change of Control Repurchase Event;

(2)	offering to repurchase, pursuant to the procedures required by the indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a business day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Payment, all notes that are properly tendered by such holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second business day preceding the Change of Control Payment Date; and

(3)	describing the procedures, as determined by NHIL, consistent with the indenture, that holders of record of the notes must follow to accept the Change of Control Offer.

On or before the Change of Control Payment Date, NHIL will, to the extent lawful, deposit with the paying agent an amount equal to the Change of Control Payment in respect of the notes or portions of notes properly tendered.

On the Change of Control Payment Date, NHIL will, to the extent lawful:

(1)	accept for payment all notes or portions of notes (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2)	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by NHIL.

The paying agent will promptly deliver to each holder who has so tendered notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes so tendered, if any; provided that each such new note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a note is registered at the close of business on such record date.

A Change of Control Offer will be required to remain open for at least 20 business days or for such longer period as is required by law. NHIL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

If a Change of Control Offer is made, there can be no assurance that NHIL will have available funds sufficient to pay for all or any of the notes that might be delivered by holders seeking to accept the Change of Control Offer. See “Risk Factors—Risk Factors Relating to the Notes—We may not be able to repurchase the notes upon a Change of Control Repurchase Event.” In addition, in the event of a Change of Control Repurchase Event NHIL may not be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer. If NHIL fails to repurchase all of the notes tendered for purchase upon a Change of Control Repurchase Event, such failure will constitute an Event of Default. In addition, the occurrence of certain of the events which would constitute a Change of Control may constitute an event of default under NHIL’s revolving credit facility and may constitute an event of default under other existing or future Indebtedness. Moreover, the exercise by holders of their right to require NHIL to purchase notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on NHIL. Finally, NHIL’s ability to pay cash to the holders upon a Change of Control Repurchase Event may be limited by its then existing financial resources.

The provisions described above that require NHIL to make a Change of Control Offer following a Change of Control Repurchase Event will be applicable regardless of whether any other provisions of the indenture are applicable to the transaction giving rise to the Change of Control Repurchase Event. The Change of Control Repurchase Event purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Noble-Cayman and, thus, the removal of incumbent management. The Change of Control Repurchase Event purchase feature is a result of negotiations between Noble-Cayman and the underwriters. Noble-Cayman does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that Noble-Cayman could decide to do so in the future. Subject to the limitations discussed below, Noble-Cayman could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise effect Noble-Cayman’s consolidated capital structure or credit ratings. Restrictions on the ability of Noble-Cayman and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Liens.” Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders to require that NHIL purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

NHIL will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by NHIL and purchases all notes properly tendered and not withdrawn under such Change of Control Offer or (ii) NHIL has given notice of the redemption of all of the notes then outstanding as described under “—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price.

A redomestication of Noble-UK or Noble-Cayman, or if a redomestication has previously occurred, the company resulting from such previous redomestication, will not constitute a Change of Control if, among other conditions, substantially all of the shareholders of the applicable company immediately before the redomestication beneficially hold the shares of the resulting company following the redomestication. Noble-UK’s planned internal restructuring, as described under the caption “Summary—Recent Developments—Internal Restructuring,” will not constitute a Change of Control. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Payments of Interest; Original Issue Discount.”

With respect to any disposition of properties or assets, the phrase “all or substantially all” as used in the indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which will govern the notes and the indenture) and is subject to judicial interpretation. Accordingly, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of Noble-Cayman and its Subsidiaries, and therefore it may be unclear as to whether a Change of Control Repurchase Event has occurred and whether the holders have the right to require the issuer to purchase notes.

NHIL will comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the “Change of Control Repurchase Event” provisions of the indenture, NHIL shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control Repurchase Event” provisions of the indenture by virtue of such compliance.

The provisions under the indenture relating to NHIL’s obligation to make a Change of Control Offer may be waived, modified or terminated with the consent of the holders of a majority in principal amount of the notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Certain Covenants

Limitation on Liens. The indenture provides that Noble-Cayman will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if Noble-Cayman shall so determine, any other Indebtedness or other obligation) shall be secured equally and ratably with (or, at Noble-Cayman’s option, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.

“Permitted Liens” means (i) Liens existing on the date of original issuance of notes; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Noble-Cayman or at the time such Person is merged into or consolidated with Noble-Cayman or any of its Subsidiaries or at the time of a sale, lease or other disposition of all or substantially all of the properties and assets of a Person to Noble-Cayman or a Subsidiary of Noble-Cayman; (iii) Liens in favor of Noble-Cayman or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds, or similar indebtedness; (vi) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (b) Indebtedness incurred by Noble-Cayman or any Subsidiary of Noble-Cayman prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of Noble-Cayman or any of its Subsidiaries securing its Indebtedness or Indebtedness of any such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of Noble-Cayman or any of its Subsidiaries in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness; provided that the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (x) Liens under workers’ compensation or similar legislation; (xi) Liens in connection with legal proceedings or securing tax assessments, which in each case are being contested in good faith; (xii) good faith deposits in connection with bids, tenders, contracts or Liens; (xiii) deposits made in connection with maintaining self-insurance to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above.

Notwithstanding the foregoing, Noble-Cayman and its Subsidiaries may, without securing the notes, issue, assume or guarantee secured Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Noble-Cayman and its Subsidiaries that would otherwise be subject to the foregoing restrictions (including Indebtedness permitted to be secured under clause (i) under the definition of Permitted Liens but excluding Indebtedness permitted to be secured under clauses (ii) through (xiv) thereunder) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) below under the heading “Limitation on Sale/Leaseback Transactions”), does not at any one time exceed 15% of Noble-Cayman’s Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions. The indenture provides that Noble-Cayman will not, and will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with any person (other than Noble-Cayman or a Subsidiary of Noble-Cayman) unless: (a) Noble-Cayman or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under “Limitation on Liens” above without equally and ratably securing the notes pursuant to such covenant; (b) after the date of the first series of notes issued under the indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, Noble-Cayman or such Subsidiary shall have expended for property used or to be used in the ordinary course of Noble-Cayman’s business and that of its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and Noble-Cayman shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) we or Noble-Cayman, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of Noble-Cayman, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by Noble-Cayman as set forth in clause (b) above), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us or Noble-Cayman plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by Noble-Cayman or any of its Subsidiaries during such period.

Consolidation, Amalgamation, Conveyance, Transfer or Lease of Assets. The indenture provides that (a) we will not consolidate or amalgamate with or merge into any other person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our properties and assets to any person, other than one of our direct or indirect wholly-owned subsidiaries and (b) Noble-Cayman will not consolidate or amalgamate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its properties and assets to any person, other than one of its direct or indirect wholly-owned subsidiaries, in each case, unless:

•	either (i) we or Noble-Cayman, as applicable, shall be the continuing person or (ii) the person formed by such consolidation or amalgamation or into which we or Noble-Cayman, as applicable, are merged, or the person which acquires, by sale, lease, conveyance, transfer or other disposition, all or substantially all of our or Noble-Cayman’s properties and assets, as applicable, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on or any additional amounts with respect to the notes and the performance of our or Noble-Cayman’s, as applicable, covenants and obligations under the indenture and the notes, or, in the case of Noble-Cayman, the guarantee, in which case such person would be substituted for us or Noble-Cayman, as applicable, in the indenture with the same effect as if it had been an original party to the indenture;

•	immediately after giving effect to such transaction or series of transactions, no default or Event of Default shall have occurred and be continuing or would result therefrom; and

•	we or Noble-Cayman deliver to the applicable trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that the transaction and the supplemental indenture comply with the indenture.

Tax Additional Amounts

We will pay any amounts due with respect to payments on the notes without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a “withholding tax”) imposed by or for the account of the Cayman Islands or any other jurisdiction in which we are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction (the “Taxing Jurisdiction”), unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will (subject to compliance by you with any relevant administrative requirements) pay you additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

If the Taxing Jurisdiction requires us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a note with any relevant administrative requirements) pay these additional amounts in respect of the principal amount, redemption price and interest (if any) in accordance with the terms of the notes and the indenture. However, we will not pay any additional amounts in the following instances:

•	if any withholding would not be payable or due but for the fact that (1) the holder of a note (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation) is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or fixed base or being physically present in, the Taxing Jurisdiction or otherwise having some present or former connection with the Taxing Jurisdiction other than the holding or ownership of the note or the collection of the principal amount, redemption price and interest (if any), in accordance with the terms of the note and the indenture, or the enforcement of the note or (2) where presentation is required, the note was presented more than 30 days after the date such payment became due or was provided for, whichever is later;

•	if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge;

•	if any withholding tax is attributable to any tax, levy, impost or charge that is payable otherwise than by withholding from payment of the principal amount, redemption price and interest (if any);

•	if any withholding tax would not have been imposed but for the failure to comply with certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the note, if (A) this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax and (B) at least 30 days prior to the first scheduled payment date for which compliance will be required, Noble-Cayman has notified holders or beneficial owners of notes that they must comply with such certification, identification, information, documentation or other reporting requirements;

•	to the extent a holder of a note is entitled to a refund or credit in such Taxing Jurisdiction of amounts required to be withheld by such Taxing Jurisdiction; or

•	any combination of the instances described in the preceding bullet points.

With respect to the fifth bullet point listed above, in the absence of evidence satisfactory to us we may conclusively presume that a holder of a note is entitled to a refund or credit of all amounts required to be withheld. We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

Noble-Cayman will, with respect to its guarantee of the notes, pay additional amounts, subject to the above requirements and limitations, with respect to any withholding tax imposed by or for the account of any Taxing Jurisdiction with respect to any payments made under the guarantee.

Noble-Cayman will furnish to the trustee documentation reasonably satisfactory to the trustee evidencing the payment of any withholding taxes with respect to payments on the notes. Copies of such receipts will be made available to the holders of the notes or beneficial owners of the notes upon written request.

Events of Default

“Events of Default” means, with respect to the notes, any of the following events:

(1)	failure to pay principal of or premium (if any) on any notes when due and payable at maturity, upon redemption or otherwise;

(2)	failure to pay any interest on or any additional amounts with respect to notes when due and payable and such default continues for 30 days;

(3)	default in the performance or breach of any covenant in the indenture, which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in aggregate principal amount of the outstanding notes as provided in the indenture;

(4)	the guarantee of the notes by Noble-Cayman ceases to be in full force and effect or Noble-Cayman denies or disaffirms its obligations under such guarantee;

(5)	certain events of bankruptcy, insolvency or reorganization, as the case may be, involving Noble-Cayman or us;

(6)

default under any bond, debenture, note or other evidence of Indebtedness (other than Non-Recourse Indebtedness) by Noble-Cayman or any of its Subsidiaries or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of Noble-Cayman or any of its Subsidiaries resulting in the acceleration of such Indebtedness (other than Non-Recourse Indebtedness), or any default in payment of such Indebtedness (other than Non-Recourse Indebtedness) (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness (other than Non-Recourse Indebtedness) that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after there has been given, by registered or certified mail, to Noble-Cayman by the trustee or to Noble-Cayman and the trustee by the holders of at least 25% in principal amount of all outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture; and

(7)	NHIL’s failure to repurchase all of the notes tendered for purchase upon a Change of Control Repurchase Event.

For purposes of the foregoing, “Non-Recourse Indebtedness” means any of Noble-Cayman’s Indebtedness or any Indebtedness of any of its Subsidiaries in respect of which (a) the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to (i) Liens on specified assets and (ii) in respect of Indebtedness of a Subsidiary, Liens on assets of the Subsidiary acquired after the date of original issuance of the notes, and with respect to such Indebtedness of Noble-Cayman’s or any of its Subsidiaries, neither Noble-Cayman nor any of its Subsidiaries (other than the issuer of such Indebtedness) provides any credit support or is otherwise liable or obligated and (b) the occurrence of any event, or the existence of any condition under any agreement or instrument relating to such Indebtedness, shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any other Indebtedness of Noble-Cayman or any of its Subsidiaries or otherwise permitting any such other Indebtedness to be declared due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.

The holders of a majority in principal amount of the notes may waive any past default with respect to the notes under the indenture and its consequences, and the holders of a majority in principal amount of all notes of any series outstanding under the indenture may waive on behalf of the holders of all notes of such series outstanding under the indenture any other past default under the indenture and its consequences, except:

•	in the case of the payment of the principal of, premium (if any) or interest on any notes; or

•	except as described below under the caption “—Amendment, Supplement and Waiver.”

Discharge and Defeasance

The terms of the notes provide that we will be permitted to terminate certain of our obligations and those of Noble-Cayman under the indenture, including the covenants described above under “—Certain Covenants,” pursuant to the indenture’s covenant defeasance provisions only if we deliver to the trustee an opinion of counsel that covenant defeasance will not cause holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes.

NHIL may, at its option and at any time, elect to have its obligations released with respect to the provisions of the indenture described above under “—Change of Control Repurchase Event,” and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event covenant defeasance occurs in accordance with the indenture, the Events of Default described under clause (7) under the caption “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

The terms of the notes also provide for legal defeasance. Legal defeasance is permitted only if we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes.

Amendment, Supplement and Waiver

We generally may amend the indenture or the notes and the guarantee with the written consent of the holders of a majority in principal amount of the outstanding notes affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive our compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive our compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•	changes the stated maturity of the notes, or any installment of principal of or interest on any note;

•	reduces the principal amount of or the interest rate applicable to any note;

•	changes any place of payment for any note;

•	changes the currency in which the principal, premium, or interest of any note may be repaid;

•	impairs the right of the holder of any note to institute suit for the enforcement of any payment due in respect of any note on or after stated maturity;

•	reduces the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	waives any default in the payment of principal of, or premium or interest on, any note due under the indenture; or

•	releases Noble-Cayman from any of its obligations under the guarantee or the indenture, except in accordance with the terms of the indenture.

Notwithstanding the foregoing, we may amend the indenture or the notes without the consent of any holder:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of notes in any material respect;

•	to issue additional notes as permitted by the indenture; or

•	to allow a guarantor to execute a supplemental indenture or a guarantee with respect to the notes.

Definitions

“Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first day such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles in the United States.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of Noble-Cayman), in one or a series of related transactions, of all or substantially all of the properties or assets of Noble-Cayman and its subsidiaries taken as a whole to any person (as such term is used in Section 13(d) of the Exchange Act) other than Noble-Cayman or one of its Subsidiaries, or a Person controlled by Noble-Cayman or one of its Subsidiaries (excluding a Redomestication of Noble-Cayman); (b) the consummation of any transaction (including, without limitation, any merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction) the result of which is that any person (as such term is used in Section 13(d) of the Exchange Act) other than Noble-UK or any of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock of Noble-Cayman (excluding a Redomestication of Noble-Cayman); (c) the adoption by the board of directors of Noble-Cayman of a plan of liquidation or dissolution for Noble-Cayman; and (d) either (i) Noble-Cayman (or any successor Person resulting from any transaction permitted by the covenant described in the accompanying prospectus under the caption “—Certain Covenants—Consolidation, Amalgamation, Conveyance, Transfer or Lease of Assets”) or (ii) in the event Noble-UK becomes a guarantor of the Notes, Noble-UK ceases to own, directly or indirectly, 100% of all outstanding equity interests of NHIL.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event with respect to the notes.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those that are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of Noble-Cayman and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles in the United States.

“Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that by its terms matures on, or that is renewable at the option of any obligor thereon to, a date more than one year after the date on which such Indebtedness is originally incurred.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or that are otherwise such Person’s legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Noble-Cayman and/or one or more Subsidiaries of Noble-Cayman.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the indenture, Noble-Cayman or any Subsidiary of Noble-Cayman shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“Pari Passu Indebtedness” means any Indebtedness of Noble-Cayman, whether outstanding on the issue date of the notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the guarantee.

“Principal Property” means any jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or integral portion thereof, owned or leased by Noble-Cayman or any Subsidiary of Noble-Cayman and used for drilling offshore oil and gas wells, which, in the opinion of Noble-Cayman’s Board of Directors, is of material importance to the business of Noble-Cayman and its Subsidiaries taken as a whole, but no such jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2.0% of Consolidated Net Tangible Assets of Noble-Cayman and its consolidated Subsidiaries.

“Rating Agencies” means, with respect to the notes, (1) each of Moody’s Investors Service, Inc. and S&P Global Ratings, and the successors of either and (2) if either of the aforementioned ceases to rate such notes or fails to make a rating of such notes publicly available for reasons outside of Noble-Cayman’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Noble-Cayman as a replacement agency for each of the aforementioned, or both of them, as the case may be.

“Rating Event” means, with respect to the notes, the rating of such notes is lowered by each of the Rating Agencies to any rating below the rating received by such notes upon issuance on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Redomestication” means:

(1)	any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of Noble-UK with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into Noble-UK, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of Noble-UK or Noble-Cayman and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act),

(2)	any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, conversion, consolidation or similar action with respect to Noble-UK or Noble-Cayman pursuant to the law of the jurisdiction of its organization and of any other jurisdiction, or

(3)	the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of substantially all of the voting shares of Noble-UK or Noble-Cayman (the “New Parent”), if as a result thereof

(4)	in the case of any action specified in clause (1), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition,

(5)	in the case of any action specified in clause (2), the entity that constituted Noble-UK or Noble-Cayman immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization), or

(6)	in the case of any action specified in clause (3), the New Parent

(in any such case, the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any jurisdiction, whose voting shares of each class of capital stock issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was such capital stock or shares of the entity constituting Noble-UK or Noble-Cayman (or in the case of any action specified in clause (3), the direct or indirect owner of substantially all of the voting shares of Noble-UK or Noble-Cayman) immediately prior thereto. For the purposes of this definition, Noble-Cayman shall also mean any successor Person resulting from any transaction permitted by the covenant described in the accompanying prospectus under the caption “—Certain Covenants—Consolidation, Amalgamation, Conveyance, Transfer or Lease of Assets.”

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which Noble-Cayman or any Subsidiary of Noble-Cayman leases any Principal Property that has been or is to be sold or transferred by Noble-Cayman or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between Noble-Cayman and a Subsidiary of Noble-Cayman or between its Subsidiaries, or (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means, with respect to Noble-Cayman at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Noble-Cayman in Noble-Cayman’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by Noble-Cayman or one or more subsidiaries of Noble-Cayman.

Book-Entry, Delivery and Form

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New

York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a Depositary for the global notes or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an Event of Default, as defined above under the caption “—Events of Default,” under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CERTAIN ERISA CONSIDERATIONS

Each purchaser represents and warrants that either (i) no portion of the assets used to acquire the notes constitutes the assets of a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) the purchase of the notes will not result in a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

The following is a discussion of the material U.S. federal income tax consequences of an investment in the notes. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of notes that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold such notes as “capital assets” within the meaning of Section 1221 of the Code. For purposes of this discussion, the term “holder” means either a U.S. holder or a non-U.S. holder (each as defined below), or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. For example, this discussion does not address the U.S. federal income tax consequences to holders of notes that are subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or foreign currency;

•	tax-exempt entities;

•	banks, thrifts, insurance companies, and other financial institutions;

•	regulated investment companies;

•	mutual funds;

•	real estate investment trusts;

•	persons that hold the notes as part of a straddle, hedge, conversion transaction, wash sale or other integrated transaction;

•	U.S. holders that have a “functional currency” other than the U.S. dollar;

•	holders subject to the alternative minimum tax;

•	partnerships or other pass-through entities (or their investors or beneficiaries); and

•	certain former citizens or residents of the United States.

Moreover, this discussion does not address any aspect of non-income taxation, any state, local or foreign taxation or the effect of any tax treaty. No ruling has or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. If you are an organization that is a partnership for U.S. federal income tax purposes or you are a partner in such an organization, you are urged to consult with your own tax advisor as to the U.S. federal tax considerations applicable to you regarding an investment in the notes.

THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts on the notes that are in excess of the stated interest on or principal of the notes. See “Description of the Notes—Optional Redemption,” “Description of the Notes—Change of Control Repurchase Event” and “Description of the Notes—Tax Additional Amounts.” We intend to take the position that the likelihood that we will be required to make any such payments is remote as of the issue date of the notes and, therefore, that these provisions do not cause the notes to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations. However, additional income will be recognized to a holder of notes if any such additional payment is made. Our position that the contingencies described above are remote is binding on a holder, unless the holder discloses that it is taking a different position in a statement attached to the holder’s timely filed federal income tax return for the taxable year that includes the acquisition date of the notes (or otherwise discloses such position in such other manner as may be prescribed by the IRS). If the IRS were to successfully challenge our position, then the notes could be treated as contingent payment debt instruments, in which case holders could be required to accrue interest income at a rate higher than the stated interest rate and the rate of accrual of OID on the notes and treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or redemption of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to a U.S. holder of notes. The term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident alien of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest; Original Issue Discount

Interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

The notes will be issued with OID for U.S. federal income tax purposes. The amount of OID on a note will equal the excess of the stated principal amount of a note over its “issue price.”

A U.S. holder will be required to include in gross income (as ordinary income) for any particular taxable year the sum of the daily portions of the OID described in the preceding paragraph that accrues on the note for each day during such taxable year on which such holder holds the note, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. Thus, a U.S. holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. Such OID will be included in gross income using a “constant yield” method, in which case the U.S. holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The daily portion of OID is determined by allocating to each day of an “accrual period” (generally, the period between interest payments) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the note at the beginning of the accrual period multiplied by the yield to maturity of the note, less the amount of any stated interest allocable to such accrual period. The “adjusted issue price” of a note at the beginning of an accrual period will generally equal its issue price, increased by the aggregate amount of OID previously includible in gross income, and decreased by any payments previously made on the note other than payments of stated interest. The yield to maturity of a note is the discount rate that causes the present value of all scheduled payments on the note as of its original issue date to equal the issue price of the note.

Under our present ownership structure, the source of interest income (including OID) on the notes depends upon the activities of a partnership within the Noble group that owns NHIL. Although we believe that the partnership presently conducts its activities in such a manner that interest income (including OID) on the notes generally will be foreign source income for foreign tax credit and other relevant U.S. federal income tax purposes, we anticipate a restructuring of our operations in early 2017 that likely will result in interest income (including OID) on the notes being U.S. source income for U.S. federal income tax purposes. See “Summary—Recent Developments—Internal Restructuring.”

Sale, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of a note (including a redemption or retirement of a note) in an amount equal to the difference between (i) the amount realized on such disposition (excluding any amounts attributable to accrued but unpaid interest, which will be taxed as described under “—Payments of Interest; Original Issue Discount” above), and (ii) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount paid for the note, increased by all OID included in income and reduced by any payments (excluding stated interest) received with respect to the note prior to the disposition.

Any such capital gain or loss on a sale, exchange or other taxable disposition of a note as described in the foregoing paragraph will generally be long-term capital gain or loss if the U.S. holder’s holding period with respect to such note is more than one year. Long-term capital gain recognized by a non-corporate U.S. holder is generally eligible for a reduced rate of taxation. The ability to deduct capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Interest on the notes (including OID) paid within the United States or through a United States payor or United States middleman (as defined in the Treasury Regulations) is subject to information reporting and may be subject to backup withholding unless the U.S. holder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to proceeds from the sale, exchange or other taxable disposition of a note (including a redemption or retirement of a note). Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

In addition to being subject to backup withholding, if a U.S. holder does not provide the applicable withholding agent with the holder’s correct taxpayer identification number or other required information, the holder may be subject to penalties imposed by the IRS.

Foreign Financial Asset Information Reporting

A U.S. holder that is an individual who holds “specified foreign financial assets” with values in excess of certain dollar thresholds will be required to report to the IRS information relating to the individual’s investment in such assets. “Specified foreign financial assets” include any financial accounts held at a foreign financial institution, as well as interests (such as the notes) in foreign issuers that are not held in accounts maintained by financial institutions. An entity may be treated as an individual in certain circumstances for purposes of these rules. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of this information reporting on their investments in the notes.

Additional Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Net investment income will generally include gross income from interest (including OID) and net gain from the disposition of the notes, unless such interest income (including OID) or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of the notes.

Consequences to Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.

Payments of Interest

As discussed under “—Consequences to U.S. Holders—Payments of Interest; Original Issue Discount” above, although we believe that the partnership presently conducts its activities in such a manner that interest income (including OID) on the notes generally will be foreign source income for U.S. federal income tax purposes, we anticipate a restructuring of our operations in early 2017 that likely will result in interest income (including OID) on the notes being U.S. source income for U.S. federal income tax purposes. See “Summary—Recent Developments—Internal Restructuring.”

As long as interest income (including OID) on the notes is foreign source income, and subject to the discussion under “—Information Reporting and Backup Withholding” below, a non-U.S. holder will generally not be subject to U.S. federal withholding tax or income tax in respect of interest income (including OID) on the notes unless the non-U.S. holder has an office or other fixed place of business in the United States to which the interest (including OID) is attributable and the interest (including OID) is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment).

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance” below, if interest income (including OID) on the notes is treated as U.S. source income, then payments of such U.S. source interest (including OID) would generally not be subject to U.S. federal income or withholding tax if the portfolio interest exemption applies to a non-U.S. holder. The portfolio interest exemption generally will apply to a non-U.S. holder if (1) the interest (including OID) is not effectively connected with such holder’s conduct of a trade or business in the United States and (2) such holder satisfies each of the following requirements:

•	such holder does not own, actually or constructively, 10% or more of the stock of Noble-UK;

•	such holder is not a “controlled foreign corporation” with respect to which Noble-UK is a “related person,” each within the meaning of the Code; and

•	such holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, to the applicable withholding agent.

If the portfolio interest exemption does not apply to a non-U.S. holder, then the gross amount of U.S. source interest (including OID) that such holder receives on a note will be subject to U.S. withholding tax at a rate of 30% unless (1) the non-U.S. holder is eligible for a reduced withholding rate or exemption under an applicable income tax treaty, in which case such holder must provide a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, or (2) the interest (including OID) is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by such holder in the United States), in which case such holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.

Any U.S. source interest (including OID) that is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by such holder in the United States) generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. In the case of a non-U.S. holder that is a foreign corporation, such interest (including OID) may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance” below, any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of a note will not be subject to U.S. federal withholding tax or income tax unless:

•	that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), in which case such gain will generally be subject to U.S. federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest income as described above; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

However, any proceeds of the disposition attributable to accrued but unpaid interest (including OID) will generally be treated in the same manner as described above under “—Payments of Interest; Original Issue Discount.”

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest (including OID) on a note held by a non-U.S. holder or proceeds from the sale, exchange or other taxable disposition of a note (including a redemption or retirement of a note) by a non-U.S. holder if such interest (including OID) or proceeds are paid outside of the United States by a non-United States payor or non-United States middleman.

Any interest (including OID) or proceeds received by a non-U.S. holder from a United States payor or United States middleman generally will be subject to information reporting and backup withholding unless (1) such non-U.S. holder provides the United States payor or United States middleman with a properly executed IRS Form W-8BEN, W-8BEN-E or an appropriate substitute form, as applicable, or (2) such non-U.S. holder otherwise establishes an exemption.

Notwithstanding the foregoing, if interest income (including OID) on the notes is treated as U.S. source income, information reporting generally will apply to payments of interest (including OID) and the amount of tax, if any, withheld with respect to such payments.

Non-U.S. holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption, and the procedure for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Foreign Account Tax Compliance

As discussed under “—Consequences to U.S. Holders—Payments of Interest; Original Issue Discount” above, although we believe that the partnership presently conducts its activities in such a manner that interest income (including OID) on the notes generally will be foreign source income for U.S. federal income tax purposes, we anticipate a restructuring of our operations in early 2017 that likely will result in interest income (including OID) on the notes being U.S. source income for U.S. federal income tax purposes.

If interest income (including OID) on the notes is treated as U.S. source income, Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) would generally impose a U.S. federal withholding tax of 30% on (i) payments of such U.S. source interest (including OID) on the notes and (ii) payments of all or a portion of the gross proceeds from the sale or other disposition of the notes occurring after December 31, 2018, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless those entities comply with certain U.S. information reporting, disclosure and certification requirements.

Non-U.S. holders and U.S. holders are urged to consult their tax advisors regarding the possible impact FATCA may have on their investment in the notes and on the entities through which they hold the notes or through which payments on the notes are made.

CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands laws, payments of interest and principal on the notes will not be subject to taxation in the Cayman Islands, withholding will not be required on the payment of interest and principal to any holder of the notes and gains derived from the disposal of the notes will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. No stamp duty is payable in respect of the issue of the notes. The notes themselves and an instrument of transfer in respect of a note will be subject to stamp duty if executed in or brought into the Cayman Islands. There will be no Cayman Islands tax consequences with respect to holding notes or exchanging outstanding notes for new notes, except that, if the notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of one quarter of one percent of the face value thereof, subject to a maximum of CI$250.00 per note.

UNDERWRITING

NHIL, Noble-Cayman and the underwriters for the offering named below, for whom Credit Suisse Securities (USA) LLC is acting as the representative, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, NHIL has agreed to sell and each underwriter has severally agreed to purchase the principal amounts of notes indicated in the following table.

Underwriter	Principal Amount of Notes to be Purchased
Credit Suisse Securities (USA) LLC	$350,000,000
Barclays Capital Inc.	67,200,000
Citigroup Global Markets Inc.	67,200,000
DNB Markets, Inc.	67,200,000
HSBC Securities (USA) Inc.	67,200,000
J.P. Morgan Securities LLC	67,200,000
SunTrust Robinson Humphrey, Inc.	67,200,000
Wells Fargo Securities, LLC	67,200,000
BNP Paribas Securities Corp.	55,400,000
Mizuho Securities USA Inc.	55,400,000
SMBC Nikko Securities America, Inc.	34,400,000
Standard Chartered Bank	34,400,000

Total	$1,000,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement, if any of the notes are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer the notes offered by this prospectus supplement to the public at the initial public offering price set forth on the cover of this prospectus supplement. After the initial offering of the notes, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Noble
Per note	1.000%

We estimate that our share of the total expenses of this offering, excluding the underwriting discounts, will be approximately $2.5 million. We agreed to reimburse the underwriters for certain expenses in this offering up to $20,000.

The notes are a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the notes from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for the notes at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the notes or that an active market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater number of notes than they are required to purchase in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

NHIL and Noble-Cayman have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that each underwriter may be required to make in respect thereof.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with Noble-UK, Noble-Cayman and their affiliates, for which they have received or will receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. Credit Suisse Securities (USA) LLC is also acting as dealer manager in connection with the Tender Offers. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the notes or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the notes (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto or thereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

We expect delivery of the notes will be made against payment therefor on or about December 28, 2016, which is the ninth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next five succeeding business days will be required by virtue of the fact that the notes initially will settle in T+9, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State other than:

•	to any legal entity that is a “qualified investor” as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant representative or representatives nominated by the issuer for any such offer; or

•	in any circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of notes shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and Maples and Calder, Cayman Islands. Baker Botts L.L.P. is not passing on any matters of Cayman Islands law and is relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Noble Corporation for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

NOBLE CORPORATION

Guarantees of Debt Securities

NOBLE HOLDING INTERNATIONAL LIMITED

Debt Securities

This prospectus relates to debt securities of Noble Holding International Limited, a Cayman Islands exempted company (“NHIL”). Any of these securities may be sold from time to time in one or more offerings. The debt securities of NHIL will be guaranteed by Noble Corporation, a Cayman Islands company (“Noble-Cayman”). The specific terms of these sales will be provided in supplements to this prospectus.

Each of Noble-Cayman and NHIL is an indirect wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble-UK”) whose ordinary shares are listed on The New York Stock Exchange. Noble-UK will not issue any securities under this prospectus or any supplement to this prospectus.

These securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of the offerings.

Investing in these securities involves risks. Please read carefully “Risk Factors” on page 2 of this prospectus and in any applicable prospectus supplement for a discussion of risks you should consider before investing.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2015.

About This Prospectus

As used in this prospectus and any prospectus supplement:

•	“Noble-Cayman,” “we,” “our,” and “us” generally mean Noble Corporation, a Cayman Islands exempted company, together with its consolidated subsidiaries, unless the context otherwise requires, such as in the sections providing description of the securities offered in this prospectus or describing the risk factors relating to the securities offered in this prospectus;

•	“NHIL” means Noble Holding International Limited, a Cayman Islands exempted company and a wholly-owned indirect subsidiary of Noble-Cayman; and

•	“issuer” means NHIL.

The issuer is an indirect wholly-owned subsidiary of Noble-UK. Noble-UK will not be an issuer under this prospectus or any prospectus supplement.

This prospectus is part of a registration statement that the issuer has filed with the Securities and Exchange Commission (referred to as the SEC in this prospectus) utilizing a “shelf” registration process. Under this shelf process, the issuer may offer and sell different types of the securities as described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, a prospectus supplement will be provided and, if applicable, a free writing prospectus that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement and, if applicable, any free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus, together with the additional information contained in the documents referred to under the “Where You Can Find More Information” section of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus provided in connection with an offering. The issuer has not authorized anyone else to provide you with different information. The issuer is not making any offer of securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and free writing prospectus provided in connection with an offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus, an accompanying prospectus supplement or any free writing prospectus. The business, financial condition, results of operations and prospects of the issuer may have changed since such dates.

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Where You Can Find More Information

Noble-Cayman is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (referred to as the U.S. Exchange Act in this prospectus), and in accordance therewith files annual, quarterly and current reports with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Noble-Cayman are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov.

The issuer has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Noble-Cayman or one of its subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s web site.

Incorporation of Certain Information By Reference

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that Noble-Cayman previously filed with the SEC. These documents contain important information about Noble-Cayman and the issuer.

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015; and

•	Current Report on Form 8-K filed on January 29, 2015.

All additional documents that Noble-Cayman files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated in any prospectus supplement) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

Documents incorporated by reference are available from Noble-Cayman without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Alan R. Hay

Noble Corporation

Suite 3D, Landmark Square

64 Earth Close

P.O. Box 31327

George Town, Grand Cayman

Cayman Islands, KY1-1206

(345) 938-0293

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Cautionary Statement Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (referred to as the U.S. Securities Act in this prospectus), and Section 21E of the U.S. Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this prospectus or an accompanying prospectus supplement regarding rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our financial position, business strategy, impairments, repayment of debt, timing or number of share repurchases, borrowings under our credit facilities or other instruments, sources of funds, completion, delivery dates and acceptance of our newbuild rigs, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, construction and upgrade of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing or results of acquisitions or dispositions, and timing for compliance with any new regulations are forward-looking statements. When used in this prospectus or any accompanying prospectus supplement or in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although the issuer believes that the expectations reflected in such forward-looking statements are reasonable, they cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and the issuer undertakes no obligation to revise or update any forward-looking statement for any reason, except as required by law. The issuer has identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those referenced or described under “Risk Factors” in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q of Noble-Cayman, and in its other filings with the SEC, among others. Such risks and uncertainties are beyond the ability of the issuer to control, and in many cases, the issuer cannot predict the risks and uncertainties that could cause their actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating the issuer and deciding whether to invest in the issuer’s securities.

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About Noble-Cayman

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble-UK. Noble-UK, which is publicly traded and whose shares are listed on The New York Stock Exchange under the symbol “NE”, is a leading offshore drilling contractor for the oil and gas industry. Noble-Cayman is a holding company, and, through its subsidiaries, it performs contract drilling services with a fleet of offshore drilling units located worldwide.

In November 2013, we completed a series of transactions that effectively changed the place of incorporation of our parent holding company from Switzerland to the United Kingdom.

Noble-Cayman and its predecessors have been engaged in the contract drilling of oil and gas since 1921. Noble-Cayman’s principal executive offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

About NHIL

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, worldwide contract drilling services with a fleet of offshore drilling units located worldwide. NHIL was incorporated in the Cayman Islands in 2004. NHIL’s principal offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

Risk Factors

Before you invest in the securities registered under this prospectus, you should carefully consider the “Risk Factors” included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the ability of the issuer to pay interest on, or principal of, any debt securities issued by it, may be reduced, the trading prices of any publicly traded securities of the issuer could decline and you could lose all or part of your investment.

Use of Proceeds

We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

12 Months Ended December 31,
2014	2013	2012	2011	2010
1.3x	3.6x	3.1x	2.0x	3.7x

For the purpose of calculating these ratios, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), noncontrolling interest in net income (or reduction for noncontrolling interest in loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

Description of Debt Securities

The following description of debt securities, together with the particular terms of the debt securities offered that will be described in the prospectus supplement relating to such debt securities, sets forth the material terms and provisions of debt securities to be issued by the issuer. The term “issuer,” as used in this section, means NHIL.

The issuer may issue debt securities in one or more distinct series. The debt securities may be senior obligations issued in one or more series under a senior indenture between the issuer and Wells Fargo Bank, N.A. as trustee, or subordinated obligations issued in one or more series under a subordinated indenture between the issuer and Wells Fargo Bank, N.A. as trustee.

The debt securities of NHIL will be guaranteed by Noble-Cayman. The specific terms of these sales will be provided in supplements to this prospectus.

We have summarized material provisions of the indentures below. The forms of the indentures listed above have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. The following description is qualified in all respects by reference to the actual text of the indentures and the forms of the debt securities.

General

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of debt securities;

•	the guarantor of the debt securities, if any;

•	the title of the debt securities of the series and whether the series is senior secured or senior unsecured debt securities or senior or junior subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the date or dates from which interest will accrue and the interest payment dates on which any such interest will be payable or the method by which the dates will be determined;

•	the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

•	the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at the issuer’s option or otherwise;

•

the issuer’s obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or otherwise or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency in which payment of principal of and premium, if any, and interest on debt securities of the series shall be payable, if other than U.S. dollars;

•	any index, formula or other method used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. dollars;

•	if the principal of or premium, if any, or interest on any debt securities is to be payable, at the issuer’s election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and premium, if any, and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the stated principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of the acceleration of the maturity of the debt securities or provable in bankruptcy;

•	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

•	any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to the issuer’s covenant defeasance option;

•	whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

•	the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

•	the terms of any guarantee of the payment of principal, interest and premium, if any, with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest with respect to the debt securities due and payable;

•	any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those set forth in this prospectus;

•	if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

•	any other terms of the debt securities, including any restrictive covenants.

None of the indentures limit the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by the issuer and may be in any currency or currency unit designated by the issuer.

The debt securities may be issued as discounted debt securities bearing no interest (or interest at a rate that at the time of issuance is below market rates) to be sold at a discount below their stated principal amount.

U.S. federal income tax consequences and other special considerations applicable to any of these discounted debt securities will be described in the applicable prospectus supplement.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

In the future we or one or more of our subsidiaries may also issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we or our subsidiaries issue be issued under the indentures described in this prospectus. Any other debt securities that we or our subsidiaries issue may be issued under other indentures or instruments containing provisions that differ from those included in the indentures or that are applicable to one or more issues of debt securities described in this prospectus.

Guarantee

The debt securities of NHIL will be guaranteed by Noble-Cayman. The specific terms and provisions of each guarantee will be described in the applicable prospectus supplement.

Subordination

Under each subordinated indenture, payment of the principal of and interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all the issuer’s senior indebtedness. Each subordinated indenture provides that no payment of principal, interest and any premium on subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving the issuer or its respective property, or

•	of any event of default in the payment of any principal of, or premium or interest on, any senior indebtedness of the issuer, when due or payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise unless and until such payment default has been cured or waived or otherwise ceased to exist.

The subordinated indentures will not limit the amount of senior indebtedness that the issuers may incur.

“Senior indebtedness” is defined with respect to an issuer to include (i) all notes or other unsecured evidences of indebtedness, including guarantees given by the issuer, for money borrowed by the issuer, not expressed to be subordinate or junior in right of payment to any other indebtedness of the issuer, and (ii) any modifications, refunding, deferrals, renewals or extensions of any such notes or other evidence of indebtedness issued in exchange for such indebtedness.

Consolidation, Amalgamation, Conveyance, Transfer or Lease

Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, each indenture will provide that the issuer will not, in any transaction or series of transactions, consolidate or amalgamate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, other than a direct or indirect wholly-owned subsidiary, unless:

•	either (i) the issuer shall be the continuing corporation or (ii) the person formed by such consolidation or amalgamation or into which the issuer is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on and additional amounts with respect to all the debt securities and the performance of the issuer’s covenants and obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing or would result from the transaction; and

•	the issuer delivers to the applicable trustee an officer’s certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture.

Modification of Indentures

Under each indenture, the rights and obligations of the issuer and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

The issuer under an indenture generally may amend the indenture or the debt securities issued under the indenture with the written consent of the holders of a majority in principal amount of the outstanding debt securities affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive the issuer’s compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive the issuer’s compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. The issuer under an indenture must obtain the consent of each holder of debt securities affected by a particular amendment or waiver, however, if such amendment or waiver, among other things:

•	changes the stated maturity of such debt securities, or any installment of principal of or interest on, any such debt securities;

•	reduces the principal amount of or the interest rate applicable to any such debt securities;

•	changes any place of payment for any such debt securities;

•	changes the currency in which the principal, premium, or interest of any such debt securities may be repaid;

•	impairs the right of the holder of any such debt securities to institute suit for the enforcement of any payment due in respect of any such debt securities on or after stated maturity;

•	reduces the amount of such debt securities whose holders must consent to an amendment, supplement or waiver; or

•	waives any default in the payment of principal of, or premium or interest on, any such debt securities due under the indenture.

Notwithstanding the foregoing, the issuer under an indenture may amend either the indenture or any series of debt securities issued under the indenture without the consent of any holder thereof, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the U.S. Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of such debt securities in any material respect; or

•	to issue additional debt securities as permitted by the indenture.

Events of Default

•	“Event of Default” when used in an indenture will mean any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due for 60 days;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice from the trustee or the issuer and the trustee receive notice from the holders of at least 25% in aggregate principal amount of such outstanding debt securities as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization, as the case may be;

•	failure to keep any applicable full and unconditional guarantee in place; or

•	any other Event of Default included in any indenture or supplemental indenture.

An Event of Default for a particular series of debt securities issued under an indenture does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities issued under an indenture occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series affected by such Event of Default, or of all series of debt securities if the Event of Default is a result of failure to perform any covenant in the indenture, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an Event of Default occurs that is a result of certain events in bankruptcy, insolvency or reorganization, as the case may be, the principal amount of the outstanding securities of all series issued under an indenture ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. If any of the above happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

The holders of a majority in principal amount of the debt securities of any series issued under an indenture may waive any past default with respect to such debt securities under the indenture and its consequences, except:

•	in the case of the payment of the principal of, or premium (if any) or interest on, such debt securities; or

•	except as described in this prospectus under the caption “—Modification of Indentures.”

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity or security satisfactory to it. If they provide this indemnity or security, the holders of a majority in principal amount of any series of debt securities issued under an indenture may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of debt securities.

Covenants

Under each indenture, the issuer will, among other things:

•	pay the principal of, and interest and any premium on, any debt securities issued under the indenture when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing the issuer’s obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Payment and Transfer

Principal of and interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities issued under an indenture are registered on days specified in the indenture or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by the issuer and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Book-Entry Procedures

We will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company (or DTC), or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to the issuer or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

None of the issuer, the trustee or any underwriter of any debt securities will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

Defeasance

The issuer under an indenture will be discharged from its obligations on the debt securities of any series issued under the indenture at any time if sufficient cash or government securities are deposited with the trustee under the indenture to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

The debt securities of any series may also provide for legal defeasance. Legal defeasance is permitted only if the issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes.

Under U.S. federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

The Trustee

Wells Fargo Bank, N.A. will act as the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to debt securities under each indenture. Wells Fargo Bank, N.A. also performs certain other services for, and transacts other banking business with us in the normal course of business. The address of the trustee is 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201.

Governing Law

Unless otherwise indicated in the prospectus supplement, each indenture and the debt securities of each series will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Plan of Distribution

Noble-Cayman and NHIL may sell the securities offered in this prospectus in and outside the United States (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods. The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds to the issuer from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

By Agents

Offered securities may be sold through agents designated by the issuer. In the prospectus supplement, the issuer will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable by the issuer to the agent. Unless the issuer informs you otherwise in the prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. The issuer may sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the U.S. Securities Act with respect to those securities. The terms of any such sales will be described in the applicable prospectus supplement.

By Underwriters or Dealers

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as an underwriter. Unless the issuer informs you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If the issuer uses dealers in the sale of securities, it will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the U.S. Securities Act, with respect to any sale of those securities. The issuer will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales

Offered securities may also be sold directly by the issuer. In this case, no underwriters or agents would be involved.

Delayed Delivery Contracts

If the prospectus supplement so indicates, the issuer may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts.

These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the U.S. Securities Act, and any discounts or commissions received by them from the issuer or guarantor and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the U.S. Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

Noble-Cayman or NHIL may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the U.S. Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, Noble-Cayman, NHIL or other subsidiaries of Noble-UK in the ordinary course of their businesses.

Unless otherwise stated in a prospectus statement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

Legal Matters

Except as set forth in the applicable prospectus supplement, the validity of the debt securities under United States laws will be passed upon for Noble-Cayman or NHIL, as applicable, by Baker Botts L.L.P., Houston, Texas, and the validity of the debt securities under Cayman Islands law will be passed upon for Noble-Cayman or NHIL, as applicable, by Maples and Calder, Grand Cayman, Cayman Islands, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Noble Corporation for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Noble Holding International Limited

$1,000,000,000 7.750% Senior Notes due 2024

Unconditionally Guaranteed by

Noble Corporation

PROSPECTUS SUPPLEMENT

December 14, 2016

Joint Book-Running Managers

Credit Suisse

Barclays

Citigroup

DNB Markets

HSBC

J.P. Morgan

SunTrust Robinson Humphrey

Wells Fargo Securities

Senior Co-Managers

BNP PARIBAS

Mizuho Securities

Co-Managers

SMBC Nikko

Standard Chartered Bank